Filed pursuant to Rule 424(b)(5)

Registration No. 333-290312

PROSPECTUS SUPPLEMENT

(To the Prospectus dated September 16, 2025)

3,178,391 Shares of Common Stock

Forward Industries, Inc.

Common Stock

This prospectus supplement relates to the registration of the potential offer and resale of up to 3,178,391 shares of our common stock, par value $0.01 per share (the “common stock”), of Forward Industries, Inc. (the “Company”), held by the selling shareholders (as defined below). The shares of our common stock being registered for resale were issued to selling shareholders in connection with the Private Placement (as defined below) and consist of 3,178,391 shares of common stock sold pursuant to the Securities Purchase Agreement (as defined below) to the selling shareholders named therein (the “Securities Purchase Agreement Shares”).

The Securities Purchase Agreement Shares will herein be referred to as the “Shares.” We issued the Shares in reliance upon the exemption from registration afforded by Section 4(a)(2) and Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and are registering the Shares pursuant to certain registration rights granted to the selling shareholders under the registration rights agreement, dated September 6, 2025 (the “Registration Rights Agreement”). For information regarding the selling shareholders, please refer to the section entitled “Selling Shareholders” on page S-13 of this prospectus supplement.

The selling shareholders may elect to sell, from time to time, the Shares offered pursuant to this prospectus supplement through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will bear all costs, expenses and fees in connection with the registration of the Shares. We are not offering any shares of common stock for sale under this prospectus supplement and we will not receive any proceeds from the selling shareholders’ sale of the Shares. For additional information on the possible methods of sale that may be used by the selling shareholders, please refer to the section entitled “Plan of Distribution” on page S-17 of this prospectus supplement.

Shares of our common stock are traded on The Nasdaq Capital Market under the symbol “FORD.” On November 7, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $10.37 per share.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” appearing on page S-10 of this prospectus supplement and elsewhere in this prospectus supplement and the accompanying base prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 10, 2025

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus is part of an automatic shelf registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. This prospectus describes the proposed resale or other disposition of our common stock by the selling shareholders. Before investing in the Shares offered by this prospectus, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

To the extent the information contained in this prospectus differs from or conflicts with the information contained in any document incorporated by reference, the information in this prospectus will control. If any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference into this prospectus - the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any related free writing prospectus that we have authorized for use in connection with this offering. Neither we nor any selling shareholders have authorized anyone to provide you with different information or to make any representation other than those contained in, or incorporated by reference into, this prospectus and any related free writing prospectus. If anyone provides you with different or inconsistent information or representation, you should not rely on them. This prospectus, and any accompanying supplement to this prospectus, does not constitute an offer to sell or the solicitation of an offer to buy our common stock in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus and any related free writing prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any related free writing prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus was made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our business, financial condition, results of operations or prospects.

You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our Common Stock offered by this prospectus.

Unless the context requires otherwise, references in this prospectus to “Forward Industries,” “Forward,” the “Company,” the “Registrant,” “we,” “us” and “our” refer to Forward Industries, Inc. together with its consolidated subsidiaries.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and are required to file with the SEC annual, quarterly and current reports, proxy statements and other information. Such reports include our audited financial statements. Our publicly available filings can be found on the SEC’s website at www.sec.gov. Our filings, including the audited financial statements, and additional information that we have made public to investors, may also be found on our website at www.forwardindustries.com. Information on or accessible through our website does not constitute part of this prospectus (except for SEC reports expressly incorporated by reference herein) and investors should not rely on such information in making their investment decision.

We also maintain a section on our website (sol.forwardindustries.com) as a disclosure channel for providing broad, non-exclusionary distribution of information regarding the Company to the public, including information regarding market prices of its outstanding securities, Solana token (“SOL”) purchases and holdings, certain KPI metrics and other supplemental information, and as one means of disclosing non-public information in compliance with its disclosure obligations under Regulation FD. Investors and others are encouraged to regularly review the information that the Company makes public via that section of its website.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement or the exhibits and schedules thereto. For further information about us and our Common Stock offered by this prospectus, you may refer to such registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

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INCORPORATION BY REFERENCE

The documents listed below are incorporated by reference into this prospectus:

•	Our annual report on Form 10-K for the year ended September 30, 2024 filed on December 27, 2024 and amended on Form 10-K/A on January 17, 2025;

•	Our quarterly reports on Form 10-Q filed on February 13, 2025, May 14, 2025 and August 14, 2025;

•	Our current reports on Form 8-K (including 8-K/A) filed on October 4, 2024, October 18, 2024, November 1, 2024, November 18, 2024, December 13, 2024, December 23, 2024, February 3, 2025, February 13, 2025, February 27, 2025, March 17, 2025, March 24, 2025, March 31, 2025, March 31, 2025, April 2, 2025, May 1, 2025, May 8, 2025, May 22, 2025, May 23, 2025, June 4, 2025, June 18, 2025, July 25, 2025, September 8, 2025, September 11, 2025, September 12, 2025, September 15, 2025, September 16, 2025, September 17, 2025, October 10, 2025, October 21, 2025, October 31, 2025 and November 4, 2025 (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits relating to such information, which is neither filed nor incorporated by reference herein);

•	The description of our securities contained in Exhibit 4.1 to our Form 10-K filed with the Commission on December 27, 2019, as updated by any amendments and reports filed for the purpose of updating such description; and

•	All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until all Shares that may be offered by this prospectus supplement are sold by the selling shareholders, other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits, shall be deemed to be incorporated by reference into the prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus.

We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K. The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Forward Industries, Inc. at www.sec.gov. You may also access our Exchange Act reports and proxy statements free of charge at our website, www.forwardindustries.com.

You may obtain a copy of any of our filings, at no cost, by contacting us at:

Forward Industries, Inc.
700 Veterans Memorial Highway, Suite 100
Hauppauge, New York 11788
(631) 547-3055

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FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These forward-looking statements are contained principally in the sections entitled “Risk Factors” and “Use of Proceeds.” Without limiting the generality of the preceding sentence, any time we use the words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and, in each case, their negative or other various or comparable terminology, and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the risk factors that follow and elsewhere in this prospectus and the documents incorporated by reference. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For more information regarding some of the ongoing risks and uncertainties of our business, see the risk factors that follow and/or that are disclosed in our incorporated documents.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary does not contain all of the information that you should consider before investing in our common stock offered by this prospectus. Before making an investment decision, you should carefully read the entire prospectus, including the “Risk Factors” sections, as well as our financial statements, including the accompanying notes, and the other information incorporated by reference herein and the information in any related free writing prospectus that we may authorize for use in connection with this offering of our Common Stock.

Company Overview

Forward is an engineering design company serving top-tier customers worldwide. The Company provides hardware and software product design and engineering services to customers predominantly located in the U.S.

We provide a complete range of design, engineering and development services with respect to a diverse array of consumer and industrial electronics products. These include but are not limited to medical products, smart displays, beverage vending, enterprise and mobile software applications, lighting, security and detections systems, cameras, wearables and vehicle controls. Solutions in these and other areas are designed and developed in-house, beginning at product concept, extending through design, engineering and prototype, and final design for manufacturing and computer-aided design files.

New Treasury Strategy

On September 8, 2025, in connection with the Private Placement, we announced the launch of our digital asset treasury strategy, pursuant to which we plan to pursue a number of strategic initiatives to acquire SOL and other digital assets. We entered into the Asset Management Agreement and Services Agreement (each as defined below) to guide us through the implementation of our new digital assets treasury business. On September 15, 2025, we announced our initial liquid SOL purchases of 6,822,000 at an average price of $232 per SOL, or $1.58 billion in the aggregate. As of October 15, 2025, our SOL holdings totaled 6,871,599.06 SOL.

Under our new treasury policy and strategy (the “Treasury Policy”), the principal holding in our treasury reserve on the balance sheet will be allocated to digital assets, primarily SOL by applying a public-market treasury model to an asset that’s earlier in its lifecycle, structurally reflexive and underexposed as compared to Bitcoin. Our approach involves acquiring SOL directly through market purchases and staking our holdings via our own or third-party operated validators and generating incremental revenue through strategic partnerships and deployments within the Solana ecosystem.

In addition to operating our hardware and software product design and engineering services business, our management will focus its resources on our Treasury Policy and a significant portion of the balance sheet will initially be allocated to holding SOL in our digital asset treasury.

Currently, our Treasury Policy is primarily dedicated to SOL and other Solana ecosystem tokens. As a result, our assets are highly concentrated in a single digital asset. Adverse developments specific to SOL, its protocol, or its ecosystem could have a disproportionate impact on our financial condition and results of operations. We may utilize a range of capital markets and onchain strategies, including staking, lending and participation in decentralized finance (“DeFi”) protocols, as well as pursuing accretive partnerships and acquisitions within the Solana ecosystem.

Our Treasury Policy is intended to bring value to our shareholders through the following:

•	utilizing intelligent capital markets issuances, including the issuance of equity, preferred and debt, where we may issue capital for the benefit of shareholders to purchase and hold more SOL;

•	staking the majority of the SOL in our treasury to earn a staking yield and turn the treasury into a productive asset;

•	purchasing SOL at a discount to the current spot price, including through over the counter transactions and strategic partnerships;

•	actively participating in DeFi protocols and other onchain strategies to increase SOL per share; and

•	selling our SOL holdings, whether on the open market, through block trades, or other negotiated transactions, for various reasons and at various times, including, in order to repurchase shares of our Common Stock when our Board of Directors (the “Board”) believes such repurchases will result in accretive value creation for our shareholders and at such times when it is legally permissible to do so.

S-1

We believe that SOL is the fastest and most used public blockchain in the world, processing more transactions and generating more on chain fee revenue than all other blockchains combined. Solana has established itself as a high-performance blockchain and one of the most active onchain ecosystems, primarily due to its differentiated approach to blockchain design, committed and growing developer community and strong social layer.

There can be no assurance that the value of SOL will increase, and investors should carefully consider the risks associated with digital assets. See “Risk Factors - Risks Related to the Company’s Business and Solana Strategy and Holdings” for additional information.

How We Earn Staking Rewards

To earn staking rewards, we intend to delegate our SOL to our own validators, which are operated by third-party service providers through a white-label arrangement. We may also delegate to other third-party SOL validators via Solana’s in-protocol delegation system. We will continue to keep the SOL held by third-party custodians. This means we deposit our SOL into a stake account, which is then delegated to a validator’s vote account. Both our validators and the third-party validators we select are integrated into our qualified custodians’ platforms, allowing us to stake SOL to them directly from our custody accounts. We will work closely with our white-label service provider for our validators to achieve a track record of high performance, high yield generation and attractive delegator economics. We will also delegate to other third-party validators who, in our opinion, have demonstrated a similar track record. We use multiple validators, both our own and third-party, to seek to maximize the return on our SOL treasury and to mitigate the risk of having only one or two validators for our treasury staking. We may also negotiate bespoke arrangements with DeFi teams and validator operators to further enhance returns.

How We Manage Liquidity

We acknowledge that during the deactivation period, staked SOL is not earning rewards and is not yet liquid. We factor this into our liquidity and risk management framework.

Our staking program involves a temporary loss of transferability of staked SOL during the “deactivation” or cooldown period. Under normal conditions, we expect to regain complete control over un-staked SOL within approximately 48 hours; however, network conditions could extend this period. To mitigate liquidity risk, we intend to maintain a portion of our treasury in un-staked SOL and cash to meet short-term obligations. We may also utilize capital markets instruments, such as structured products and non-dilutive debt, to enhance liquidity and expand our SOL holdings. Our use of SOL options may involve margin requirements or collateral posting, which could reduce available liquidity. Option premiums paid or received may also create volatility in our near-term cash flows.

We also intend to participate in liquid staking protocols by converting a portion of our SOL holdings into Liquid Staking Tokens (“LSTs”). This will allow us to earn staking rewards while maintaining the liquidity of our underlying SOL and enabling us to use the LSTs in various DeFi applications. We may manage a mix of traditionally staked SOL and LSTs to optimize liquidity.

Use of Custodians and Storage of SOL

We solely utilize third-party qualified custodians to hold our SOL, other than the portion of our SOL held through a single non-qualified custodian, as set forth below. We do not self-custody our SOL. We use qualified custodians that utilize risk management and operational best practices related to hot vs. cold storage, access controls, custody technology and insurance, among other practices. We are in the process of onboarding with other qualified custodians to ensure that we mitigate our SOL treasury risk through the use of several qualified custodians.

Our primary custodians generally maintain the majority of their custodied SOL holdings in cold storage (>95%), with hot wallets used only for limited operational purposes. Custodians employ SOC 2-audited security controls, geographic redundancy, multi-person approval processes and conduct key-generation ceremonies in offline, secure facilities. Private keys are never exposed to networked devices. Custodians maintain insurance coverage, which is in addition to policies we maintain ourselves. Our custody agreements typically run for one to three years, may be terminated on 30 days’ notice, and include fees for storage and transactions. Our qualified custodians do not rehypothecate or otherwise use our SOL.

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Use of DeFi Protocols

We may from time to time interact with DeFi protocols, either directly or indirectly through staking, validator operations, custody arrangements or liquidity management activities. DeFi protocols generally rely on open-source smart contracts deployed on public blockchains, including SOL. While these smart contracts are intended to operate automatically according to their code, they may contain coding errors, vulnerabilities or design flaws that can be exploited. We actively evaluate DeFi opportunities within the Solana ecosystem to enhance treasury productivity, while maintaining robust risk management practices.

SOL - The Token of the Solana Blockchain

SOL is the native token of the Solana blockchain. SOL was created with an initial supply of 500 million SOL, though much of the initial supply was locked or earmarked for various use cases including the community, the foundation and investors. New SOL are brought into existence primarily through inflationary rewards distributed to validators and delegators. The SOL staking yield is made up of three primary components: inflationary rewards, transaction/priority fees and maximal extractable value. Inflationary rewards started out at 8.0%, and are currently 4.3%, and will fall 15% every epoch-year until they reach a long-term floor of 1.5%. Unlock schedules applicable to these allocations may periodically increase circulating supply, creating potential selling pressure and adversely affecting the price of SOL. Historically, 50% of all transaction fees were burned (with the other 50% going to the validator), but now all transaction fees go to the validator after the passage and adoption of the Solana Improvement Document 96.

How SOL is Used

SOL is used as part of Solana’s proof-of-stake consensus mechanism. In general, proof-of-stake blockchains have block producers called validators that run nodes, bond or stake the protocol’s native token, propose blocks when chosen to do so and validate/sign the transactions and blocks of others when not. Validators are chosen to produce a block in proportion to their stake, which makes it extremely costly for bad actors to attempt to control the network and add invalid transactions to the blockchain. Validators receive staking rewards for the work they perform, which further incentivizes validators to behave properly, as they would otherwise miss out on such rewards. Other proof-of-stake networks often “slash” some or all of a validator’s stake if it intentionally or unintentionally performs its duties poorly, for example, by double-signing a transaction, though Solana has not implemented slashing at this time. In addition to its use within consensus, SOL is also a “gas token,” meaning that users of the Solana blockchain pay SOL to validators (and delegators) as compensation for processing their transactions.

We see three particularly notable items giving Solana a technical advantage compared to many smart contract blockchain peers. Solana’s proof-of-history gives validators a notion of time and allows them to produce blocks without requiring the network to first agree upon the current block, resulting in speed advantages. Further, unlike peer blockchains that often use single-threaded virtual machines, Solana enables parallel transaction execution to increase throughput and take advantage of future hardware improvements resulting from increased CPU core counts. In addition, Solana is optimized for speed and security, and is naturally growing into decentralization as hardware and bandwidth costs fall over time, positioning it well along the Blockchain Trilemma.

While Solana Labs and the Solana Foundation have played important roles in the development of the Solana ecosystem, no single entity owns or controls the Solana network. However, concentration of influence in these entities, particularly in early-stage protocol governance, presents risks that investors should consider.

The Solana Ecosystem

Solana’s performance and technical capabilities enable many use cases from DeFi to decentralized physical infrastructure networks, AI agents, social media, gaming, stablecoins, real-world assets, among others. We believe Solana is advantaged by best-in-class technology and strong network effects that have attracted a large, growing and vibrant ecosystem of users, developers and decentralized applications.

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Regulations

Depending on the regulatory characterization of Solana, the markets for cryptocurrency in general, and our activities in particular, our business and our Solana acquisition strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our SOL strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The Commodities Futures Trading Commission (the “CFTC”) takes the position that some digital assets fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

In addition, because transactions in SOL provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of SOL and SOL platforms, and there is the possibility that law enforcement agencies could close SOL platforms or other SOL-related infrastructure with little or no notice and prevent users from accessing or retrieving SOL held via such platforms or infrastructure.

As noted above, activities involving SOL and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. The laws and regulations applicable to SOL and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the CFTC, the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the Internal Revenue Service and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Corporate Information

Our principal executive offices are located at 700 Veterans Memorial Highway, Suite 100, Hauppauge, NY 11788, and our telephone number is (631) 547-3055. Our website address is www.forwardindustries.com. Our website and the information contained on, or that can be accessed through, our website is not part of this prospectus, any prospectus supplement or any registration statement, and is not incorporated by reference into this prospectus or any other filing with the SEC.

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Recent Developments

Securities Purchase Agreement

On September 6, 2025, we entered into the Securities Purchase Agreement with certain accredited investors (the “Purchasers”) pursuant to which we sold and issued to the Purchasers in a private placement (the “Private Placement”) an aggregate of (i) 77,144,562 Securities Purchase Agreement Shares, at an offering price of $18.50 and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase 12,031,364 Pre-Funded Warrant Shares with $18.49999 of the exercise price per Pre-Funded Warrant that was pre-funded at closing (the “Per Share Purchase Price”). In the Private Placement, the Purchasers tendered U.S. dollars, USD Coin (USDC) or Tether (USDT) to the Company as consideration for the Securities Purchase Agreement Shares and the Pre-Funded Warrants. The Private Placement closed on September 10, 2025. We received aggregate proceeds of approximately $1.65 billion, before deducting placement agent fees and expenses.

The unfunded exercise price of each Pre-Funded Warrant equals $0.00001 per underlying Pre-Funded Warrant Share. The exercise price and the number of shares of common stock issuable upon exercise of each Pre-Funded Warrant is subject to appropriate adjustment in the event of certain stock dividends, stock splits, stock combinations or similar events affecting our common stock. The Pre-Funded Warrants are exercisable in cash or by means of a cashless exercise and will not expire until the date such Pre-Funded Warrants are fully exercised. The Pre-Funded Warrants may not be exercised if the aggregate number of shares of common stock beneficially owned by the holder thereof (together with its affiliates) immediately following such exercise would exceed a specified beneficial ownership limitation; provided, however, that a holder may increase or decrease the beneficial ownership limitation by giving written notice to the Company (61 days’ advance written notice for increases), but not to any percentage in excess of 9.99% of the then-outstanding shares of common stock.

In connection with the Private Placement, we entered into the Registration Rights Agreement with the Purchasers, providing for the registration for resale of the Securities Purchase Agreement Shares, the Pre-Funded Warrant Shares and the shares of common stock underlying each of the Advisor Warrants and Lead Investor Shares on an effective registration statement.

Galaxy Strategic Advisor Agreement

On September 6, 2025, we entered into a Strategic Advisor and Lead Investor Agreement (the “Strategic Advisor Agreement”) with Galaxy Digital LP (“Galaxy”) pursuant to which we engaged Galaxy to serve as our strategic advisor with respect to the Private Placement. In consideration of Galaxy’s services, we issued to Galaxy in addition to the Securities acquired by Galaxy pursuant to the Securities Purchase Agreement, 1,783,519 of Pre-Funded Warrants and 4,458,796 warrants (the “Advisor Warrants”) to purchase an amount of Advisor Shares. The exercise price per share of the Advisor Warrants shall equal one penny ($0.01) per share and shall be exercisable as follows: (1) one-third (1/3) of the Advisor Warrants shall be exercisable on and after the first date on which the closing trading price of the Company’s common stock on its principal stock exchange is equal to or greater than 150% of the cash Per Share Purchase Price for 20 out of 30 trading days following the effectiveness of the registration statement; (2) one-third (1/3) of the Advisor Warrants shall be exercisable on and after the first date on which the closing trading price of the Company’s common stock on its principal stock exchange is equal to or greater than 200% of the cash Per Share Purchase Price for 20 out of 30 trading days following the effectiveness of the registration statement; and (3) one-third (1/3) of the Advisor Warrants shall be exercisable on and after the first date on which the closing trading price of the Company’s common stock on its principal stock exchange is equal to or greater than 250% of the cash Per Share Purchase Price for 20 out of 30 trading days following the effectiveness of the registration statement.

S-5

Lead Investor Agreement

On September 6, 2025, we entered into a Lead Investor Agreement (the “Lead Investor Agreement”) with J Digital 6 Cayman Ltd. (“Jump Crypto”) and Multicoin Capital Master Fund, LP (“Multicoin,” and together with Galaxy and Jump Crypto, the “Sponsors”) to secure the commitment of Jump Crypto and Multicoin in the Private Placement. In consideration of their respective participation, we issued to each of Jump Crypto and Multicoin in addition to the Securities acquired by Jump Crypto and Multicoin pursuant to the Securities Purchase Agreement, 1,783,519 Lead Investor Shares and warrants to purchase up to 4,458,796 shares of common stock (the “Lead Investor Warrants”). The exercise price per share of the Lead Investor Warrants equals one penny ($0.01) per share and the Lead Investor Warrants are exercisable as follows: (1) one-third (1/3) of the Lead Investor Warrants shall be exercisable on and after the first date on which the closing trading price of the Company’s common stock on its principal stock exchange is equal to or greater than 150% of the cash Per Share Purchase Price for 20 out of 30 trading days following the effectiveness of the registration statement; (2) one-third (1/3) of the Lead Investor Warrants shall be exercisable on and after the first date on which the closing trading price of the Company’s common stock on its principal stock exchange is equal to or greater than 200% of the cash Per Share Purchase Price for 20 out of 30 trading days following the effectiveness of the registration statement; and (3) one-third (1/3) of the Lead Investor Warrants shall be exercisable on and after the first date on which the closing trading price of the Company’s common stock on its principal stock exchange is equal to or greater than 250% of the cash Per Share Purchase Price for 20 out of 30 trading days following the effectiveness of the registration statement. Pursuant to the Lead Investor Agreement, for so long as Multicoin continues to beneficially own at least 5% of the Company’s issued and outstanding shares of common stock, Multicoin has the right to nominate one individual for election to the Board, who shall also be chairperson of the Board (such nominee, the “Investor Designee”), and the Company agreed to use its reasonable best efforts to cause the Investor Designee to be elected to the Board (including recommending that the Company’s shareholders vote in favor of the election of the Investor Designee). In addition, pursuant to the Lead Investor Agreement, the Company agreed to invite a representative of Jump Crypto to attend all meetings of the Board in a nonvoting observer capacity.

C/M Waiver and Leak-Out Agreement

On September 8, 2025, we entered into a waiver and leak-out agreement (the “Waiver and Leak-out Agreement”) with each of C/M Capital Master Fund, LP and WVP Emerging Manager Onshore Fund, LLC - Structured Small Cap Lending Series (collectively, “C/M”) in connection with our Series B Preferred Stock, pursuant to which C/M agreed to (i) the termination, waiver or amendment of all covenants and provisions to forgo all of C/M’s rights under the Common Stock Purchase Warrant (the “Warrant”), the Preferred Stock Purchase Agreement (the “PS Agreement”) and the Registration Rights Agreement, each entered into on or about May 23, 2025, between the Company and C/M, including a general release from any liability for prior non-performance, and (ii) provide conversion notices and such other documentation reasonably requested by the Company in order to complete the conversion of all of C/M’s Series B Preferred Stock into shares of common stock.

In connection with the Waiver and Leak-out Agreement, the Company granted C/M the right to purchase up to $33,000,000 worth of shares of common stock at a purchase price per share equal to the Per Share Purchase Price; and has agreed to include for registration on the Resale Registration Statement, on behalf of C/M as a selling shareholder, all shares of common stock previously underlying the Series B Preferred Stock and Warrant held by C/M.

ELOC Termination

As previously disclosed, on May 16, 2025, we entered into a securities purchase agreement (the “ELOC Agreement”) with C/M. Pursuant to the ELOC Agreement, the Company had agreed to sell, and C/M had agreed to purchase, up to $35 million of the Company’s common stock, par value $0.01 per share, subject to a sale limit of 19.99% of the outstanding shares of the Company’s common stock in accordance with the rules of The Nasdaq Stock Market, LLC. On September 8, 2025, the Company and C/M mutually agreed to terminate the ELOC Agreement, effective as of September 9, 2025.

S-6

Asset Management Agreement

On September 10, 2025, we entered into an asset management agreement (the “Asset Management Agreement”) with Galaxy Digital Capital Management LP, an SEC-registered investment adviser (the “Asset Manager”), pursuant to which we appointed the Asset Manager to provide discretionary investment management services with respect to all of our (whether held directly by us or indirectly by a subsidiary or affiliate) cash, cash equivalents, stablecoins, cryptocurrency and other investible assets (excluding (i) publicly traded equities acquired pursuant to mergers, acquisitions, combinations or other similar transactions pursuant to which we acquire or otherwise combine or merge with another publicly traded digital asset treasury company, (ii) privately offered equity securities and (iii) non-publicly traded convertible debt instruments). Title to the account and all account assets will be held in our name. The Asset Manager is not authorized to act as custodian of our assets, nor to take possession or title to any assets.

As compensation for the Asset Manager’s services, we will pay management fees according to a fee schedule set forth in the Asset Management Agreement. In addition, the Asset Manager is authorized to appoint an affiliate to stake some or all of the SOL purchased for, maintained in the account, or otherwise owned or controlled by the Company. Such Asset Manager affiliate will be entitled to mutually agreed-upon staking-based fees, subject to certain parameters according to a schedule set forth in the Asset Management Agreement. The Asset Manager is otherwise responsible for all of its overhead costs and the custody fees of any custodian selected by the Asset Manager, and the Company will pay or reimburse the Asset Manager for all reasonable and documented expenses related to the operation of the account.

The Asset Management Agreement has an initial term of three years and renews for successive one-year renewal periods unless the Company or the Asset Manager terminates or elects not to continue effectiveness of the Asset Management Agreement. The Asset Management Agreement may be terminated by either party without cause after the initial term or any subsequent renewal period upon ninety (90) days’ notice prior to the expiration of such term. In addition, at any time, the Asset Management Agreement may be terminated either for cause or upon certain acts of insolvency, each as described therein. While the Asset Manager is the exclusive asset manager for the Company, the Asset Manager may nonetheless provide similar services to other clients, and the Asset Manager or its affiliates may engage in transactions for their own accounts. The Asset Management Agreement contains customary representations, warranties, confidentiality, indemnification and limitation of liability provisions, and is governed by the laws of the State of New York.

Services Agreement

On September 10, 2025, we entered into a services agreement (the “Services Agreement”) with Galaxy, pursuant to which we engaged Galaxy to provide us with certain operational, financial and human resources services to assist us with the inception of our new digital assets treasury business. Galaxy will not be providing any (i) tax advice or services, (ii) legal advice or services, or (iii) advice in connection with the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any related analyses thereto.

As compensation for its services, we will pay Galaxy fees as set forth in the Services Agreement. The Services Agreement has an initial term of six (6) months but may be extended for one additional six (6) month period if mutually agreed in writing by the parties.

Except in cases of willful misconduct, gross negligence or fraud, neither Galaxy nor any of its affiliates or their respective officers, directors, employees, contractors and agents shall have any liability for claims, losses, damages, penalties, obligations or expenses of any kind suffered by us as a result of any act or omission by Galaxy in connection with, arising out of, or relating to the services provided under the Services Agreement.

Conversion of Shares

On September 10, 2025, Forward Industries (Asia-Pacific) Corporation (“FC”) converted 4,315 shares of Series A-1 Preferred Stock (“Series A-1”) (Stated Value of $4,315,000) in accordance with the terms of the Series A-1 and was issued 575,333 shares of Common Stock (based on a conversion price of $7.50 per share) of the Company. Following FC’s conversion, no Series A-1 remain outstanding.

S-7

On September 10, 2025, WVP Emerging Manager Onshore Fund, LLC - Structured Small Cap Lending Series (“WVP”) converted 400,000 shares of Series B Preferred Stock (Stated Value of $400,000) in accordance with the terms of the Series B Preferred Stock and was issued 91,506 shares of common stock (based on a conversion price of $4.50 per share) of the Company. On September 10, 2025, C/M converted 600,000 shares of Series B Preferred Stock (Stated Value of $600,000) in accordance with the terms of the Series B Preferred Stock and issued 137,259 shares of common stock (based on a conversion price of $4.50 per share) of the Company. Following WVP’s and C/M’s conversion of their Series B Preferred Stock, no Series B Preferred Stock remain outstanding. Under the PS Agreement, C/M holds 66,667 warrants to purchase shares of our common stock at an exercise price of $6.50 per share and WVP holds 44,444 warrants to purchase shares of our common stock at an exercise price of $6.50 per share (collectively, the “PS Agreement Warrants”).

Appointments

On September 10, 2025, the Board appointed: (i) Michael Pruitt to serve on the Board, effective immediately, until elections are held at our next shareholder meeting and (ii) Pyahm (Kyle) Samani to serve on the Board until elections are held at our next shareholder meeting. Mr. Samani will also serve as Chairman of the Board.

S-8

THE OFFERING

Issuer	Forward Industries Inc.
Common stock offered by the Selling Shareholders	3,178,391 Shares. See “Selling Shareholders”
Common stock outstanding	86,459,465 shares
Use of proceeds	The selling shareholders will receive all of the net proceeds from the sale of the Shares by them in this offering, and we will not receive any proceeds from the sale of the Shares in this offering. See “Use of Proceeds” on page S-11 of this prospectus supplement.
Risk Factors	See the section titled “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents incorporated herein by reference for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.
Nasdaq Symbol	Our common stock is listed on the Nasdaq under the symbol “FORD.”

The number of shares of our common stock to be outstanding immediately after this offering is based on 86,459,465 shares of our common stock outstanding as of October 31, 2025, and unless otherwise indicated, excludes:

•	26,359,600 warrants outstanding with a weighted average exercise price of $0.03 per share, which includes the Pre-Funded Warrants and the $0.01 warrants issued in the Private Placement;

•	324,607 stock options with a weighted average exercise price of $13.45 per share; and

•	52,668 shares of common stock available for future grants under our 2021 Equity Incentive Plan.

Except as otherwise indicated herein, all information in this prospectus supplement assumes no exercise or conversion of outstanding options or warrants as described above.

S-9

RISK FACTORS

Investing in our common stock involves risks. Before purchasing any shares of our common stock, you should carefully consider the risks discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2024 filed with the SEC on December 27, 2024, as well as any amendment, supplement or update to the risk factors reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus supplement, and all of the other information contained in this prospectus supplement and incorporated by reference into this prospectus supplement. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, may also become important factors that could adversely affect us. If any of such risks or the risks described below or in our SEC filings occur, our business, financial condition, results of operations or prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

S-10

USE OF PROCEEDS

We are not selling any shares of common stock under this prospectus supplement, and we will not receive any proceeds from any sale of the Shares in this offering by the selling shareholders. The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

S-11

DESCRIPTION OF SECURITIES

The following description of our common stock summarizes the material terms and provisions thereof, including the material terms of the shares of common stock that the selling shareholders are offering under this prospectus supplement and the accompanying prospectus.

Common Stock

See Description of Capital Stock on page 28 of the accompanying prospectus for a description of the material terms of our common stock.

S-12

SELLING SHAREHOLDERS

This prospectus relates to the possible resale by the selling shareholders named in the table below (the “selling shareholders”) of up to an aggregate of 3,178,391 shares of our common stock issued in the Private Placement pursuant to the Securities Purchase Agreement. For additional information regarding the issuance of the Shares covered by this prospectus supplement, see the section titled “Prospectus Supplement Summary—Recent Developments.”

We are registering the offer and sale of the Shares to satisfy our obligations pursuant to the Registration Rights Agreement, under which we agreed to register the Shares on a prospectus supplement pursuant to the Securities Act.

The Shares covered hereby may be offered from time to time by the selling shareholders. The selling shareholders may sell some, all or none of their Shares covered hereby. We do not know how long the selling shareholders will hold the offered Shares before selling them, and, other than as set forth herein, we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale or other disposition of any of the Shares.

The term “selling shareholders” used herein includes donees, pledgees, transferees or other successors-in-interest, selling the Shares or interests in the Shares received after the date of this prospectus supplement from a selling shareholder as a gift, pledge, partnership distribution or other transfer.

The following table sets forth the name of the selling shareholders, the number of shares of common stock (i) owned by or attributable to the selling shareholders immediately prior to this prospectus supplement, (ii) offered hereby and registered by the registration statement of which this prospectus supplement is a part, and (iii) to be owned by the selling shareholders after the maximum number of shares being offered hereby are sold, which assumes that all shares of common stock covered by this prospectus supplement will be sold by the selling shareholders and that no additional shares of common stock of the Company are subsequently bought or sold by the selling shareholders. However, because the selling shareholders may offer from time to time all, some or none of its shares of common stock under this prospectus supplement, or in another permitted manner, no assurances can be given as to the actual number of shares of common stock that will be sold by the selling shareholders or that will be held by the selling shareholder after completion of the sales.

The information contained in the table below in respect of the selling shareholders has been obtained from the selling shareholders and has not been independently verified by us. The percentage of shares of common stock beneficially owned by the selling shareholders, both before and after the offering, is based on 86,459,465 shares of common stock outstanding as of October 31, 2025, determined in accordance with Rule 13d-3 under the Exchange Act.

		Ownership Before Offering			Ownership After Offering
	Name of Shareholder	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Total Number of Shares Offered	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
1.	Alex Tanner Cline	13,514[1]	*%	13,514	—	—
2.	Butterfly Research, Inc.	81,082[2]	*%	81,082	—	—
3.	Carbon Invest Pte Ltd	16,217[3]	*%	16,217	—	—
4.	Christopher Klinvex	54,055[4]	*%	54,055	—	—
5.	CM Sub-Advised Fund 2 LTD	77,027[5]	*%	77,027	—	—
6.	DCG International Investments Ltd.	216,217[6]	*%	216,217	—	—
7.	Declan Doogan	32,433[7]	*%	32,433	—	—
8.	Gortalia Ventures, LLC	21,622[8]	*%	21,622	—	—
9.	Halcyon Asymmetric Capital Trust	27,028[9]	*%	27,028	—	—
10.	Jan Zasowski	13,514[10]	*%	13,514	—	—
11.	Liquidity Technology Limited	54,055[11]	*%	54,055	—	—
12.	Lucas Bruder	13,514[12]	*%	13,514	—	—

S-13

13.	Modular Capital Master Ltd.	108,109[13]	*%	108,109	—	—
14.	Niche Plus Emerald Fund LLC	82,541[14]	*%	82,541	—	—
15.	Pantera Blockchain Fund LP	81,081[15]	*%	81,081	—	—
16.	Pantera DAT Opportunities Master Fund SP	216,216[16]	*%	216,216	—	—
17.	Pantera Liquid Token Fund LP	54,054[17]	*%	54,054	—	—
18.	ParaFi Capital LP	108,109[18]	*%	108,109	—	—
19.	ParaFi Digital Opportunities LP	1,351,352[19]	1.6%	1,351,352	—	—
20.	ParaFi Quantitative Strategies LP	378,379[20]	*%	378,379	—	—
21.	ParaFi Venture Fund II LP	54,055[21]	*%	54,055	—	—
22.	Seven Grand Partners, LLC	2,595[22]	*%	2,595	—	—
23.	SummitTX Master SPC Alpha	30,027[23]	*%	30,027	—	—
24.	SummitTX Master, SPC APEX	29,356[24]	*%	29,356	—	—
25.	SummitTX Pinnacle Master, LP	48,725[25]	*%	48,725	—	—
26.	Timothy Wei Revocable Trust	13,514[26]	*%	13,514	—	—

* less than 1%

____________________________

(1)	Consists of 13,514 shares of our common stock acquired by Alex Tanner Cline. Alex Tanner Cline is located at 1061 E. Indiantown Rd., Suite 204, Jupiter, FL 33477, United States.

(2)	Consists of 81,082 shares of our common stock acquired by Butterfly Research, Inc. Butterfly Research, Inc. is controlled by Benjamin Coverston and is located at 17 State Street, Suite 4000, New York, NY 10004, United States.

(3)	Consists of 16,217 shares of our common stock acquired by Carbon Invest Pte Ltd. Carbon Invest Pte Ltd. is controlled by Leow Thung Thung and is located at 8, Jalan Bukit Tiara 2, Bukit Tiara, Kuala Lumpur, 56000 Malaysia.

(4)	Consists of 54,055 shares of our common stock acquired by Christopher Klinvex. Christopher Klinvex is located at 92 Ocean Oaks Lane, Palm Coast, FL 32137, United States.

(5)	Consists of 77,027 shares of our common stock acquired by CM Sub-Advised Fund 2 LTD. CM Sub-Advised Fund 2 LTD is controlled by Chris Fahy and is located at 81 Pondfield Road C302, Bronxville, NY 10708, United States.

(6)	Consists of 216,217 shares of our common stock acquired by DCG International Investments Ltd. DCG International Investments Ltd. is a wholly owned, indirect subsidiary of Digital Currency Group, Inc. (“DCG”). Barry Silbert, as the CEO of DCG, has authority delegated by DCG’s Board of Directors and Investment Committee to vote or dispose of the securities. DCG International Investments Ltd. is an affiliate of Grayscale Securities, LLC (a FINRA registered broker-dealer) through common, indirect ownership. DCG International Investments Ltd. Is located at 3 Mill Creek Rd., Suite 14, Pembroke HM 05, Bermuda.

(7)	Consists of 32,433 shares of our common stock acquired by Declan Doogan. Declan Doogan is located at 16 Hammock Beach Ct., Palm Coast, FL 32137, United States.

(8)	Consists of 21,622 shares of our common stock acquired by Gortalia Ventures, LLC. Gortalia Ventures, LLC. is controlled by The Declan Doogan 2014 Trust, which is controlled by Jonathan Doogan, Paul Doogan and Stephen Doogan. Gortalia Ventures, LLC is located at 16 Hammock Beach Ct., Palm Coast, FL 32137, United States.

(9)	Consists of 27,028 shares of our common stock acquired by Halcyon Asymmetric Capital Trust. Halcyon Asymmetric Capital Trust is controlled by David Centeno and Rosemarie B. Centeno. Halcyon Asymmetric Capital Trust is located at 3625 S. Loba Dr., Prescott, AZ 86303, United States.

(10)	Consists of 13,514 shares of our common stock acquired by Jan Zasowski. Jan Zasowski is located at 1841 N. Maud Ave., Chicago, IL 60614, United States.

S-14

(11)	Consists of 54,055 shares of our common stock acquired by Liquidity Technology Limited. Liquidity Technology Limited is controlled by Qi Yang and is located at Jayla Place, 2nd Floor, Road Town, Tortola, British Virgin Islands, VG1110.

(12)	Consists of 13,514 shares of our common stock acquired by Lucas Bruder. Lucas Bruder is located at 3571 Far West Blvd #3478, Austin, TX 78731, United States.

(13)	Consists of 108,109 shares of our common stock acquired by Modular Capital Master Ltd. Modular Capital Master Ltd. is controlled by James Ho and Vincent Jow. Modular Capital Master Ltd. is located at 388 South Abbott Avenue, Milpitas, CA 95035, United States.

(14)	Consists of 82,541 shares of our common stock acquired by Niche Plus Emerald Fund LLC. Niche Plus Emerald Fund LLC is controlled by Chris Fahy and is located at 81 Pondfield Road C302, Bronxville, NY 10708, United States.

(15)	Consists of 81,081 shares of our common stock acquired by Pantera Blockchain Fund LP. Pantera Blockchain Fund LP is under management by Pantera Capital Partners LP (“PCP LP”). PCP LP serves as investment advisor to Pantera Blockchain Fund LP and has control and discretion over the shares held by Pantera Blockchain Fund LP. As such, PCP LP may be deemed the beneficial owner of the shares held by Pantera Blockchain Fund LP. PCP LP disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. Pantera Blockchain Fund LP is located at 600 Montgomery St., 45th Floor, San Francisco, CA 94111, United States.

(16)	Consists of 216,216 shares of our common stock acquired by Pantera DAT Opportunities Master Fund SP. Pantera DAT Opportunities Master Fund SP is under management by PCP LP. PCP LP serves as investment advisor to Pantera DAT Opportunities Master Fund SP and has control and discretion over the shares held by Pantera DAT Opportunities Master Fund SP. As such, PCP LP may be deemed the beneficial owner of the shares held by Pantera DAT Opportunities Master Fund SP. PCP LP disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. Pantera DAT Opportunities Master Fund SP is located at 600 Montgomery St., 45th Floor, San Francisco, CA 94111, United States.

(17)	Consists of 54,054 shares of our common stock acquired by Pantera Liquid Token Fund LP. Pantera Liquid Token Fund LP is under management by PCP LP. PCP LP serves as investment advisor to Pantera Liquid Token Fund LP and has control and discretion over the shares held by Pantera Liquid Token Fund LP. As such, PCP LP may be deemed the beneficial owner of the shares held by Pantera Liquid Token Fund LP. PCP LP disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. Pantera Liquid Token Fund LP is located at 600 Montgomery St., 45th Floor, San Francisco, CA 94111, United States.

(18)	Consists of 108,109 shares of our common stock acquired by ParaFi Capital LP. ParaFi Capital LP ("ParaFi Capital") is controlled by Benjamin Forman and is located at 500 West Putnam Avenue, Suite 400, Greenwich, CT 06830, United States.

(19)	Consists of 1,351,352 shares of our common stock acquired by ParaFi Digital Opportunities LP. ParaFi Capital serves as the investment manager to ParaFi Digital Opportunities LP. Benjamin Forman is the founder and managing partner of ParaFi Capital and, in such capacity, holds sole voting and investment power over the shares held by ParaFi Digital Opportunities LP. Accordingly, ParaFi Capital and Mr. Forman may each be deemed to be the beneficial owner of the shares held by ParaFi Digital Opportunities LP. Each of ParaFi Capital and Mr. Forman disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address for ParaFi Digital Opportunities LP is 500 West Putnam Avenue, Suite 400, Greenwich, CT 06830, United States.

(20)	Consists of 378,379 shares of our common stock acquired by ParaFi Quantitative Strategies LP. ParaFi Capital serves as the investment manager to ParaFi Quantitative Strategies LP. Benjamin Forman is the founder and managing partner of ParaFi Capital and, in such capacity, holds sole voting and investment power over the shares held by ParaFi Quantitative Strategies LP. Accordingly, ParaFi Capital and Mr. Forman may each be deemed to be the beneficial owner of the shares held by ParaFi Quantitative Strategies LP. Each of ParaFi Capital and Mr. Forman disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address for ParaFi Quantitative Strategies LP is 500 West Putnam Avenue, Suite 400, Greenwich, CT 06830, United States.

(21)	Consists of 54,055 shares of our common stock acquired by ParaFi Venture Fund II LP. ParaFi Capital serves as the investment manager to ParaFi Venture Fund II LP. Benjamin Forman is the founder and managing partner of ParaFi Capital and, in such capacity, holds sole voting and investment power over the shares held by ParaFi Venture Fund II LP. Accordingly, ParaFi Capital and Mr. Forman may each be deemed to be the beneficial owner of the shares held by ParaFi Venture Fund II LP. Each of ParaFi Capital and Mr. Forman disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address for ParaFi Venture Fund II LP is 500 West Putnam Avenue, Suite 400, Greenwich, CT 06830, United States.

S-15

(22)	Consists of 2,595 shares of our common stock acquired by Seven Grand Partners, LLC. Seven Grand Partners, LLC is controlled by Chris Fahy and is located at 81 Pondfield Road C302, Bronxville, NY 10708, United States.

(23)	Consists of 30,027 shares of our common stock acquired by SummitTX Master SPC Alpha. SummitTX Master SPC Alpha is controlled by Chris Fahy and is located at 81 Pondfield Road C302, Bronxville, NY 10708, United States.

(24)	Consists of 29,356 shares of our common stock acquired by SummitTX Master, SPC APEX. SummitTX Master, SPC APEX is controlled by Chris Fahy and is located at 81 Pondfield Road C302, Bronxville, NY 10708, United States.

(25)	Consists of 48,725 shares of our common stock acquired by SummitTX Pinnacle Master, LP. SummitTX Pinnacle Master, LP is controlled by Chris Fahy and is located at 81 Pondfield Road C302, Bronxville, NY 10708, United States.

(26)	Consists of 13,514 shares of our common stock acquired by Timothy Wei Revocable Trust. Timothy Wei Revocable Trust is controlled by Timothy Wei and is located at 2717 N. Albany Ave., Chicago, IL, 60647, United States.

S-16

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest, selling the Shares or interests in the Shares received after the date of this prospectus supplement from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Shares or interests in the Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of Shares or interests therein:

•	distributions to members, partners, shareholders or other equityholders of the selling shareholders;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus supplement is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such Shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares, from time to time, under this prospectus supplement, or under an amendment to this prospectus supplement under Rule 424(b)(3) or other applicable provision of the Securities Act, by amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus supplement. The selling shareholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling shareholders for purposes of this prospectus supplement.

In connection with the sale of our Shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The selling shareholders may also sell Shares short and deliver these securities to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus supplement, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus supplement (as supplemented or amended to reflect such transaction, to the extent required).

S-17

The selling shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act; provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the selling shareholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the Shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders will be subject to the delivery requirements of the Securities Act (or an exemption therefrom).

To the extent required, the Shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus supplement forms a part.

In order to comply with the securities laws of some states, if applicable, the Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the selling shareholders and their Affiliates. In addition, to the extent applicable, we will make copies of this prospectus supplement (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Shares offered by this prospectus supplement.

We have agreed with the selling shareholders to use commercially reasonable efforts to cause the registration statement of which this prospectus supplement constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the selling shareholders shall have resold or otherwise disposed of all the Shares covered by this prospectus supplement and (ii) the date on which the Shares covered by this prospectus supplement no longer constitute “Registrable Securities” as such term is defined in the Registration Rights Agreement, such that they may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, Harris & Fumero, P.A., Palm Beach Gardens, Florida.

EXPERTS

The consolidated financial statements of Forward Industries, Inc. and Subsidiaries for the years ended September 30, 2024 and 2023, have been audited by CohnReznick LLP, independent registered public accounting firm, as set forth in their report thereon appearing in Forward Industries, Inc. and Subsidiaries’ Annual Report on Form 10-K for the year ended September 30, 2024, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on Forward Industries, Inc. and Subsidiaries’ ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.

S-19

PROSPECTUS

FORWARD INDUSTRIES, INC.

Common Stock

Preferred Stock

Depositary Shares

Warrants

Subscription Rights

Purchase Contracts

Units

We may offer and sell from time to time shares of our common stock, shares of our preferred stock, depositary shares, warrants, subscription rights, purchase contracts or units, or any combination thereof, in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering.

Each time we offer securities pursuant to this prospectus, we will provide a prospectus supplement containing more information about the particular offering together with this prospectus. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities without a prospectus supplement.

These securities may be sold on a continuous or delayed basis directly to or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information.

Our common stock is traded on The Nasdaq Capital Market under the symbol “FORD.” If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

Investing in these securities involves significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus as well as in any accompanying prospectus supplement and the risk factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission. See “Risk Factors” beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2025.

TABLE OF CONTENTS

Prospectus

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ABOUT THIS PROSPECTUS

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any applicable prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on us and the business conducted by us.

This prospectus is part of an automatic registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) using a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time shares of our common stock, shares of our preferred stock, warrants or units, or any combination thereof, in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering.

This prospectus provides you with a general description of the securities that we may offer. Each time securities are sold under this shelf registration statement, we will provide an accompanying prospectus supplement that will contain specific information about the terms of those securities and the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. Before making an investment decision, you should read carefully both this prospectus and any prospectus supplement together with the documents incorporated by reference into this prospectus as described below under the heading “Incorporation by Reference.”

The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, provides additional information about us and our securities. That registration statement can be found on the SEC’s website at www.sec.gov.

You should rely only on the information provided in the registration statement, this prospectus, and any accompanying prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate at any date other than the date indicated on the cover page of these documents. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. The securities may be sold for U.S. dollars, foreign-denominated currency, currency units or composite currencies. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency, currency units or composite currencies as specified in the applicable prospectus supplement. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of the securities. The prospectus supplement, which we will provide each time we offer the securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any related fee, commission or discount arrangements. See “Plan of Distribution” beginning on page 37 of this prospectus.

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This prospectus and the documents incorporated by reference herein and therein contain estimates, projections, market research and other information concerning, among other things, our industry, our business, and the digital asset ecosystems in which we operate. Unless otherwise expressly stated, we obtain this information from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, digital asset and general publications, government data and similar sources as well as from our own internal estimates and research and from publications, research, surveys and studies conducted by third parties on our behalf. We believe this information is accurate in all material respects as of the date of this prospectus. Information that is based on estimates, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are reflected in this information.

The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement.

Unless the context requires otherwise, in this prospectus, the terms “Forward Industries,” “Forward,” “Company,” “we,” “us” and “our” refer to Forward Industries, Inc. Unless otherwise stated or indicated by context, the phrase “this prospectus” refers to the prospectus and any applicable prospectus supplement.

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WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, we filed an automatic registration statement on Form S-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file with the SEC annual, quarterly and current reports, proxy statements and other information. Such reports include our audited financial statements. Our publicly available filings can be found on the SEC’s website at www.sec.gov. Our filings, including the audited financial statements, and additional information that we have made public to investors, may also be found on our website at www.forwardindustries.com. Information on or accessible through our website does not constitute part of this prospectus (except for SEC reports expressly incorporated by reference herein).

We also maintain a section on our website (sol.forwardindustries.com) as a disclosure channel for providing broad, non-exclusionary distribution of information regarding the Company to the public, including information regarding market prices of its outstanding securities, Solana token (“SOL”) purchases and holdings, certain Key Performance Indicator (“KPI”) metrics and other supplemental information, and as one means of disclosing non-public information in compliance with its disclosure obligations under Regulation FD. Investors and others are encouraged to regularly review the information that the Company makes public via that section of its website.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. These forward-looking statements are contained principally in the sections entitled “Risk Factors” and “Use of Proceeds.” Without limiting the generality of the preceding sentence, any time we use the words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and, in each case, their negative or other various or comparable terminology, and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the risk factors that follow and elsewhere in this prospectus and the documents incorporated by reference. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For more information regarding some of the ongoing risks and uncertainties of our business, see the risk factors that follow and/or that are disclosed in our incorporated documents.

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SUMMARY

Company Overview

Forward is an engineering design company serving top-tier customers worldwide. The Company provides hardware and software product design and engineering services to customers predominantly located in the U.S.

We provide a complete range of design, engineering and development services with respect to a diverse array of consumer and industrial electronics products. These include but are not limited to medical products, smart displays, beverage vending, enterprise and mobile software applications, lighting, security and detections systems, cameras, wearables and vehicle controls. Solutions in these and other areas are designed and developed in-house, beginning at product concept, extending through design, engineering and prototype, and final design for manufacturing and computer-aided design files.

New Treasury Strategy

On September 8, 2025, in connection with the Private Placement (as defined below), we announced the launch of our digital asset treasury strategy, pursuant to which we plan to pursue a number of strategic initiatives to acquire SOL and other digital assets. We entered into the Asset Management Agreement and Services Agreement (each as defined below) to guide us through the implementation of our new digital assets treasury business. On September 15, 2025, we announced our initial liquid SOL purchases of 6,822,000 at an average price of $232 per SOL, or $1.58 billion in the aggregate.

Under our new treasury policy and strategy (the “Treasury Policy”), the principal holding in our treasury reserve on the balance sheet will be allocated to digital assets, primarily SOL by applying a public-market treasury model to an asset that’s earlier in its lifecycle, structurally reflexive, and underexposed as compared to Bitcoin. Our approach involves acquiring SOL directly through market purchases and staking our holdings via our own or third-party operated validators and generating incremental revenue through strategic partnerships and deployments within the Solana ecosystem.

In addition to operating our hardware and software product design and engineering services business, our management will focus its resources on our Treasury Policy and a significant portion of the balance sheet will initially be allocated to holding SOL in our digital asset treasury.

Currently, our Treasury Policy is primarily dedicated to SOL and other Solana ecosystem tokens. As a result, our assets are highly concentrated in a single digital asset. Adverse developments specific to SOL, its protocol, or its ecosystem could have a disproportionate impact on our financial condition and results of operations. We may utilize a range of capital markets and onchain strategies, including staking, lending, and participation in decentralized finance (“DeFi”) protocols, as well as pursuing accretive partnerships and acquisitions within the Solana ecosystem.

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Our Treasury Policy is intended to bring value to our stockholders through the following:

•	utilizing intelligent capital markets issuances, including the issuance of equity, preferred and debt, where we may issue capital for the benefit of stockholders to purchase and hold more SOL;

•	staking the majority of the SOL in our treasury to earn a staking yield and turn the treasury into a productive asset;

•	purchasing SOL at a discount to the current spot price, including through over the counter transactions and strategic partnerships;

•	actively participating in DeFi protocols and other onchain strategies to increase SOL per share;

•	selling our SOL holdings, whether on the open market, through block trades, or other negotiated transactions, for various reasons and at various times, including, in order to repurchase shares of our Common Stock when our Board of Directors (the “Board”) believes such repurchases will result in accretive value creation for our stockholders and at such times when it is legally permissible to do so.

We believe that SOL is the fastest and most used public blockchain in the world, processing more transactions and generating more on chain fee revenue than all other blockchains combined. Solana has established itself as a high-performance blockchain and one of the most active onchain ecosystems, primarily due to its differentiated approach to blockchain design, committed and growing developer community, and strong social layer.

There can be no assurance that the value of SOL will increase, and investors should carefully consider the risks associated with digital assets. See “Risk Factors - Risks Related to the Company’s Business and Solana Strategy and Holdings” for additional information.

How We Earn Staking Rewards

To earn staking rewards, we intend to delegate our SOL to our own validators, which are operated by third-party service providers through a white-label arrangement. We may also delegate to other third-party SOL validators via Solana’s in-protocol delegation system. We will continue to keep the SOL held by third party custodians. This means we deposit our SOL into a stake account, which is then delegated to a validator’s vote account. Both our validators and the third-party validators we select are integrated into our qualified custodians’ platforms, allowing us to stake SOL to them directly from our custody accounts. We will work closely with our white-label service provider for our validators to achieve a track record of high performance, high yield generation, and attractive delegator economics. We will also delegate to other third-party validators who, in our opinion, have demonstrated a similar track record. We use multiple validators, both our own and third-party, to seek to maximize the return on our SOL treasury and to mitigate the risk of having only one or two validators for our treasury staking. We may also negotiate bespoke arrangements with DeFi teams and validator operators to further enhance returns.

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How We Manage Liquidity

We acknowledge that during the deactivation period, staked SOL is not earning rewards and is not yet liquid. We factor this into our liquidity and risk management framework.

Our staking program involves a temporary loss of transferability of staked SOL during the “deactivation” or cooldown period. Under normal conditions, we expect to regain complete control over un-staked SOL within approximately 48 hours; however, network conditions could extend this period. To mitigate liquidity risk, we intend to maintain a portion of our treasury in un-staked SOL and cash to meet short-term obligations. We may also utilize capital markets instruments, such as structured products and non-dilutive debt, to enhance liquidity and expand our SOL holdings. Our use of SOL options may involve margin requirements or collateral posting, which could reduce available liquidity. Option premiums paid or received may also create volatility in our near-term cash flows.

We also intend to participate in liquid staking protocols by converting a portion of our SOL holdings into Liquid Staking Tokens (“LSTs”). This will allow us to earn staking rewards while maintaining the liquidity of our underlying SOL and enabling us to use the LSTs in various DeFi applications. We may manage a mix of traditionally staked SOL and LSTs to optimize liquidity.

Use of Custodians and Storage of SOL

We solely utilize third-party qualified custodians to hold our SOL, other than the portion of our SOL held through a single non-qualified custodian, as set forth below. We do not self-custody our SOL. We use qualified custodians that utilize risk management and operational best practices related to hot vs. cold storage, access controls, custody technology and insurance, among other practices. We are in the process of onboarding with other qualified custodians to ensure that we mitigate our SOL treasury risk through the use of several qualified custodians.

Our primary custodians generally maintain the majority of their custodied SOL holdings in cold storage (>95%), with hot wallets used only for limited operational purposes. Custodians employ SOC 2–audited security controls, geographic redundancy, multi-person approval processes, and conduct key-generation ceremonies in offline, secure facilities. Private keys are never exposed to networked devices. Custodians maintain insurance coverage, which is in addition to policies we maintain ourselves. Our custody agreements typically run for one to three years, may be terminated on 30 days’ notice, and include fees for storage and transactions. Our qualified custodians do not rehypothecate or otherwise use our SOL.

Use of DeFi Protocols

We may from time to time interact with DeFi protocols, either directly or indirectly through staking, validator operations, custody arrangements, or liquidity management activities. DeFi protocols generally rely on open-source smart contracts deployed on public blockchains, including SOL. While these smart contracts are intended to operate automatically according to their code, they may contain coding errors, vulnerabilities, or design flaws that can be exploited. We actively evaluate DeFi opportunities within the Solana ecosystem to enhance treasury productivity, while maintaining robust risk management practices.

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SOL - The Token of the Solana Blockchain

SOL is the native token of the Solana blockchain. SOL was created with an initial supply of 500 million SOL, though much of the initial supply was locked or earmarked for various use cases including the community, the foundation and investors. New SOL are brought into existence primarily through inflationary rewards distributed to validators and delegators. The SOL staking yield is made up of three primary components: inflationary rewards, transaction/priority fees, and maximal extractable value. Inflationary rewards started out at 8.0%, and are currently 4.3%, and will fall 15% every epoch-year until they reach a long-term floor of 1.5%. Unlock schedules applicable to these allocations may periodically increase circulating supply, creating potential selling pressure and adversely affecting the price of SOL. Historically, 50% of all transaction fees were burned (with the other 50% going to the validator), but now all transaction fees go to the validator after the passage and adoption of the Solana Improvement Document 96.

How SOL is Used

SOL is used as part of Solana’s proof-of-stake consensus mechanism. In general, proof-of-stake blockchains have block producers called validators that run nodes, bond or stake the protocol’s native token, propose blocks when chosen to do so, and validate/sign the transactions and blocks of others when not. Validators are chosen to produce a block in proportion to their stake, which makes it extremely costly for bad actors to attempt to control the network and add invalid transactions to the blockchain. Validators receive staking rewards for the work they perform, which further incentivizes validators to behave properly, as they would otherwise miss out on such rewards. Other proof-of-stake networks often “slash” some or all of a validator’s stake if it intentionally or unintentionally performs its duties poorly, for example, by double-signing a transaction, though Solana has not implemented slashing at this time. In addition to its use within consensus, SOL is also a “gas token”, meaning that users of the Solana blockchain pay SOL to validators (and delegators) as compensation for processing their transactions.

We see three particularly notable items giving Solana a technical advantage compared to many smart contract blockchain peers. Solana’s proof-of-history gives validators a notion of time and allows them to produce blocks without requiring the network to first agree upon the current block, resulting in speed advantages. Further, unlike peer blockchains that often use single-threaded virtual machines, Solana enables parallel transaction execution to increase throughput and take advantage of future hardware improvements resulting from increased CPU core counts. In addition, Solana is optimized for speed and security, and is naturally growing into decentralization as hardware and bandwidth costs fall over time, positioning it well along the Blockchain Trilemma.

While Solana Labs and the Solana Foundation have played important roles in the development of the Solana ecosystem, no single entity owns or controls the Solana network. However, concentration of influence in these entities, particularly in early-stage protocol governance, presents risks that investors should consider.

The Solana Ecosystem

Solana’s performance and technical capabilities enable many use cases from DeFi to decentralized physical infrastructure networks, AI agents, social media, gaming, stablecoins, real-world assets, among others. We believe Solana is advantaged by best-in-class technology and strong network effects that have attracted a large, growing, and vibrant ecosystem of users, developers, and decentralized applications.

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Regulations

Depending on the regulatory characterization of Solana, the markets for cryptocurrency in general, and our activities in particular, our business and our Solana acquisition strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our SOL strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The Commodities Futures Trading Commission (the “CFTC”) takes the position that some digital assets fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

In addition, because transactions in SOL provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of SOL and SOL platforms, and there is the possibility that law enforcement agencies could close SOL platforms or other SOL-related infrastructure with little or no notice and prevent users from accessing or retrieving SOL held via such platforms or infrastructure.

As noted above, activities involving SOL and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. The laws and regulations applicable to SOL and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the CFTC, the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the Internal Revenue Service and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

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Corporate Information

Our principal executive offices are located at 700 Veterans Memorial Highway, Suite 100, Hauppauge, NY 11788, and our telephone number is (631) 430-6576. Our website address is www.forwardindustries.com. Our website and the information contained on, or that can be accessed through, our website is not part of this prospectus, any prospectus supplement, or any registration statement, and is not incorporated by reference into this prospectus or any other filing with the SEC.

Recent Developments

Securities Purchase Agreement

On September 6, 2025, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Purchasers”) pursuant to which we sold and issued to the Purchasers in a private placement (the “Private Placement”) an aggregate of (i) 77,144,562 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), at an offering price of $18.50 and (ii) pre-funded warrants (the “Pre-Funded Warrants” and together with the Shares, the “Securities”) to purchase 12,031,364 shares of Common Stock (the “Pre-Funded Warrant Shares”) with $18.49999 of the exercise price per Pre-Funded Warrant that was pre-funded at closing (the “Per Share Purchase Price”). In the Private Placement, the Purchasers tendered U.S. dollars, USD Coin (USDC) or Tether (USDT) to the Company as consideration for the Securities. The Private Placement closed on September 10, 2025. We received aggregate proceeds of approximately $1.65 billion, before deducting placement agent fees and expenses.

The unfunded exercise price of each Pre-Funded Warrant equals $0.00001 per underlying Pre-Funded Warrant Share. The exercise price and the number of shares of Common Stock issuable upon exercise of each Pre-Funded Warrant is subject to appropriate adjustment in the event of certain stock dividends, stock splits, stock combinations, or similar events affecting our Common Stock. The Pre-Funded Warrants are exercisable in cash or by means of a cashless exercise and will not expire until the date such Pre-Funded Warrants are fully exercised. The Pre-Funded Warrants may not be exercised if the aggregate number of shares of Common Stock beneficially owned by the holder thereof (together with its affiliates) immediately following such exercise would exceed a specified beneficial ownership limitation; provided, however, that a holder may increase or decrease the beneficial ownership limitation by giving notice to the Company (61 days’ notice for increases), but not to any percentage in excess of 9.99%.

In connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, providing for the registration for resale of the Shares, the Advisor Shares (as defined below), the Lead Investor Shares (as defined below), the Pre-Funded Warrant Shares and the shares of Common Stock underlying each of the Advisor Warrants and Lead Investor Shares on an effective registration statement, pursuant to a registration statement to be filed with the SEC no later than October 10, 2025.

We intend to use the net proceeds from the Private Placement to purchase SOL, for working capital and any future transactions, for the payment of transaction costs and for the establishment of our cryptocurrency treasury operations.

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Galaxy Strategic Advisor Agreement

On September 6, 2025, we entered into a Strategic Advisor and Lead Investor Agreement (the “Strategic Advisor Agreement”) with Galaxy Digital LP (“Galaxy”) pursuant to which we engaged Galaxy to serve as our strategic advisor with respect to the Private Placement. In consideration of Galaxy’s services, we issued to Galaxy in addition to the Securities acquired by Galaxy pursuant to the Securities Purchase Agreement 1,783,519 of Pre-Funded Warrants and 4,458,796 warrants (the “Advisor Warrants”) to purchase an amount of shares of our Common Stock (the “Advisor Shares”). The exercise price per share of the Advisor Warrants shall equal one penny ($0.01) per share and shall be exercisable as follows: (1) one-third (1/3) of the Advisor Warrants shall be exercisable on and after the first date on which the closing trading price of the Company’s Common Stock on its principal stock exchange is equal to or greater than 150% of the cash Per Share Purchase Price for 20 out of 30 trading days following the effectiveness of this registration statement; (2) one-third (1/3) of the Advisor Warrants shall be exercisable on and after the first date on which the closing trading price of the Company’s Common Stock on its principal stock exchange is equal to or greater than 200% of the cash Per Share Purchase Price for 20 out of 30 trading days following the effectiveness of this registration statement; and (3) one-third (1/3) of the Advisor Warrants shall be exercisable on and after the first date on which the closing trading price of the Company’s Common Stock on its principal stock exchange is equal to or greater than 250% of the cash Per Share Purchase Price for 20 out of 30 trading days following the effectiveness of this registration statement.

Lead Investments Agreement

On September 6, 2025, we entered into a Lead Investor Agreement (the “Lead Investor Agreement”) with J Digital 6 Cayman Ltd. (“Jump Crypto”) and Multicoin Capital Master Fund, LP (“Multicoin,” and together with Galaxy and Jump Crypto, the “Sponsors”) to secure the commitment of Jump Crypto and Multicoin in the Private Placement. In consideration of Jump Crypto and Multicoin’s participation, we issued to each of Jump Crypto and Multicoin in addition to the Securities acquired by Jump Crypto and Multicoin pursuant to the Securities Purchase Agreement 1,783,519 shares of our Common Stock (the “Lead Investor Shares”) and 4,458,796 warrants to purchase an amount of shares of the Common Stock (the “Lead Investor Warrants”). The exercise price per share of the Lead Investor Warrants shall equal one penny ($0.01) per share and shall be exercisable as follows: (1) one-third (1/3) of the Lead Investor Warrants shall be exercisable on and after the first date on which the closing trading price of the Company’s Common Stock on its principal stock exchange is equal to or greater than 150% of the cash Per Share Purchase Price for 20 out of 30 trading days following the effectiveness of this registration statement; (2) one-third (1/3) of the Lead Investor Warrants shall be exercisable on and after the first date on which the closing trading price of the Company’s Common Stock on its principal stock exchange is equal to or greater than 200% of the cash Per Share Purchase Price for 20 out of 30 trading days following the effectiveness of this registration statement; and (3) one-third (1/3) of the Lead Investor Warrants shall be exercisable on and after the first date on which the closing trading price of the Company’s Common Stock on its principal stock exchange is equal to or greater than 250% of the cash Per Share Purchase Price for 20 out of 30 trading days following the effectiveness of this registration statement. Pursuant to the Lead Investor Agreement, for so long as Multicoin continues to beneficially own at least 5% of the Company’s issued and outstanding shares of Common Stock, Multicoin has the right to nominate one individual for election to the Board, who shall also be chairperson of the Board (such nominee, the “Investor Designee”), and the Company agreed to use its reasonable best efforts to cause the Investor Designee to be elected to the Board (including recommending that the Company’s stockholders vote in favor of the election of the Investor Designee).

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C/M Waiver and Leak-Out Agreement

On September 8, 2025, we entered into a waiver and leak-out agreement (the “Waiver and Leak-out Agreement”) with each of C/M Capital Master Fund, LP and WVP Emerging Manager Onshore Fund, LLC - Structured Small Cap Lending Series (collectively, “C/M”) in connection with our Series B Convertible Preferred Stock, $0.01 par value (“Series B Stock”), pursuant to which C/M agreed to (i) the termination, waiver or amendment of all covenants and provisions to forgo all of C/M’s rights under the Common Stock Purchase Warrant (the “Warrant”), the Preferred Stock Purchase Agreement and the Registration Rights Agreement, each entered into on or about May 23, 2025, between the Company and C/M, including a general release from any liability for prior non-performance, and (ii) provide conversion notices and such other documentation reasonably requested by the Company in order to complete the conversion of all of C/M’s Series B Stock into shares of Common Stock.

In connection with the Waiver and Leak-out Agreement, the Company granted C/M the right to purchase up to $33,000,000 worth of shares of Common Stock at a purchase price per share equal to the Per Share Purchase Price; and has agreed to include for registration on the Resale Registration Statement, on behalf of C/M as a selling stockholder, all shares of Common Stock previously underlying the Series B Stock and Warrant held by C/M.

ELOC Termination

As previously disclosed, on May 16, 2025, we entered into a securities purchase agreement (the “ELOC Agreement”) with C/M. Pursuant to the ELOC Agreement, the Company had agreed to sell, and C/M had agreed to purchase, up to $35 million of the Company’s common stock, par value $0.01 per share, subject to a sale limit of 19.99% of the outstanding shares of the Company’s common stock in accordance with the rules of The Nasdaq Stock Market, LLC. On September 8, 2025, the Company and C/M mutually agreed to terminate the ELOC Agreement, effective as of September 9, 2025.

Asset Management Agreement

On September 10, 2025, we entered into an asset management agreement (the “Asset Management Agreement”) with Galaxy Digital Capital Management LP, an SEC-registered investment adviser (the “Asset Manager”), pursuant to which we appointed the Asset Manager to provide discretionary investment management services with respect to all of our (whether held directly by us or indirectly by a subsidiary or affiliate) cash, cash equivalents, stablecoins, cryptocurrency and other investible assets (excluding (i) publicly-traded equities acquired pursuant to mergers, acquisitions, combinations or other similar transactions pursuant to which we acquire or otherwise combine or merge with another publicly-traded digital asset treasury company, (ii) privately offered equity securities and (iii) non-publicly traded convertible debt instruments). Title to the account and all account assets will be held in our name. The Asset Manager is not authorized to act as custodian of our assets, nor to take possession or title to any assets.

As compensation for the Asset Manager’s services, we will pay management fees according to a fee schedule set forth in the Asset Management Agreement. In addition, the Asset Manager is authorized to appoint an affiliate to stake some or all of the SOL purchased for, maintained in the account, or otherwise owned or controlled by the Company. Such Asset Manager affiliate will be entitled to mutually agreed upon staking-based fees, subject to certain parameters according to a schedule set forth in the Asset Management Agreement. The Asset Manager is otherwise responsible for all of its overhead costs and the custody fees of any custodian selected by the Asset Manager, and the Company will pay or reimburse the Asset Manager for all reasonable and documented expenses related to the operation of the account.

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The Asset Management Agreement has an initial term of three years and renews for successive one-year renewal periods unless the Company or the Asset Manager terminates or elects not to continue effectiveness of the Asset Management Agreement. The Asset Management Agreement may be terminated by either party without cause after the initial term or any subsequent renewal period upon ninety (90) days’ notice prior to the expiration of such term. In addition, at any time, the Asset Management Agreement may be terminated either for cause or upon certain acts of insolvency, each as described therein. While the Asset Manager is the exclusive asset manager for the Company, the Asset Manager may nonetheless provide similar services to other clients, and the Asset Manager or its affiliates may engage in transactions for their own accounts. The Asset Management Agreement contains customary representations, warranties, confidentiality, indemnification and limitation of liability provisions, and is governed by the laws of the State of New York.

Services Agreement

On September 10, 2025, we entered into a services agreement (the “Services Agreement”) with Galaxy, pursuant to which we engaged Galaxy to provide us with certain operational, financial and human resources services to assist us with the inception of our new digital assets treasury business. Galaxy will not be providing any (i) tax advice or services, (ii) legal advice or services, or (iii) advice in connection with the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any related analyses thereto.

As compensation for its services, we will pay Galaxy fees as set forth in the Services Agreement. The Services Agreement has an initial term of six (6) months but may be extended for one additional six (6) month period if mutually agreed in writing by the parties.

Except in cases of willful misconduct, gross negligence or fraud, neither Galaxy nor any of its affiliates or their respective officers, directors, employees, contractors and agents shall have any liability for claims, losses, damages, penalties, obligations or expenses of any kind suffered by us as a result of any act or omission by Galaxy in connection with, arising out of, or relating to the services provided under the Services Agreement.

Conversion of Shares

On September 10, 2025, Forward Industries (Asia-Pacific) Corporation (“FC”) converted 4,315 shares of Series A-1 Preferred Stock (“Series A-1”) (Stated Value of $4,315,000) in accordance with the terms of the Series A-1 and was issued 575,333 shares of Common Stock (based on a conversion price of $7.50 per share) of the Company. Following FC’s conversion, no Series A-1 remain outstanding.

On September 10, 2025, WVP Emerging Manager Onshore Fund, LLC — Structured Small Cap Lending Series (“WVP”) converted 400,000 shares of Series B Convertible Preferred Stock, $0.01 par value (“Series B”) (Stated Value of $400,000) in accordance with the terms of the Series B and was issued 91,506 shares of Common Stock (based on a conversion price of $4.50 per share) of the Company. On September 10, 2025, C/M converted 600,000 shares of Series B (Stated Value of $600,000) in accordance with the terms of the Series B and issued 137,259 shares of Common Stock (based on a conversion price of $4.50 per share) of the Company. Following WVP’s and C/M’s conversion of their Series B, no Series B remain outstanding.

Appointments

On September 10, 2025, the Board appointed: (i) Michael Pruitt to serve on the Board, effective immediately, until elections are held at our next shareholder meeting and (ii) Pyahm (Kyle) Samani to serve on the Board until elections are held at our next shareholder meeting. Mr. Samani will also serve as Chairman of the Board.

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RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, you should carefully consider the specific risks discussed in, or incorporated by reference into, the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference into this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” herein as well as those included in our Annual Report on Form 10-K for the year ended September 30, 2024 filed with the SEC on December 27, 2024, as well as the risks, uncertainties and additional information set forth in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and the information contained in any applicable prospectus supplement. For more information, please see “Where You Can Find More Information” and “Incorporation by Reference” beginning on pages 3 and 37 of this prospectus, respectively. These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment. The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

Risks Related to the Company’s Business and Solana Strategy and Holdings

We intend to use the net proceeds from the Private Placement to purchase digital assets, including SOL, the price of which has been, and will likely continue to be, highly volatile. Our operating results and share price may significantly fluctuate, including due to the highly volatile nature of the price of such digital assets and erratic market movements.

We intend to use the net proceeds from the Private Placement to purchase or otherwise acquire SOL and for the establishment of our digital asset treasury operations. Digital assets, such as SOL, generally are highly volatile assets, including as a result of shifts in market sentiment, speculative trading, macroeconomic trends, technology-related disruptions and regulatory announcements. In addition, digital assets do not pay interest or other returns, unless utilized in staking or financial applications, and so the ability to generate a return on investment from the net proceeds of any capital raisings will principally depend on whether there is appreciation in the value of digital assets following our purchases of digital assets with the net proceeds from such capital raisings. Future fluctuations in digital asset trading prices may result in our converting digital assets into cash with a value substantially below what we paid for such digital assets.

We intend to adopt a digital asset treasury strategy with a focus on SOL, and we may be unable to successfully implement this new strategy.

We intend to adopt a digital asset treasury primarily dedicated to SOL, including potential acquisitions SOL, including through staking and other decentralized finance activities. There is no assurance that we will be able to successfully implement this new strategy or operate Solana-related activities at the scale or profitability currently anticipated. Solana operates with a proof-of-stake combined with proof-of-history consensus mechanism, which differs significantly from bitcoin’s proof-of-work mining mechanism. This strategic shift requires specialized employee skillsets and operational, technical and compliance infrastructure to support SOL and related staking activities. This also requires that we implement different security protocols and treasury management practices. Further, there is ongoing scrutiny and limited formal guidance from regulatory agencies, including Nasdaq and the SEC, with respect to the treatment of public company cryptocurrency strategies. There is no assurance that we will be able to execute this strategy by building out the needed infrastructure within the timeframe that we currently anticipate. Errors by key management could result in significant loss of funds and reduced rewards. As a result, our shift towards SOL could have a material adverse effect on our business and financial condition.

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Our shift towards a Solana-focused strategy requires substantial changes in our day-to-day operations and exposes us to significant operational risks.

Our shift towards a SOL treasury-focused strategy, including staking, liquid staking, and other decentralized finance activities, exposes us to significant operational risks. To participate in Solana’s Proof-of-Stake consensus mechanism, we must either operate or delegate to validator nodes, and such validator nodes must keep software updated, maintain validator uptime and employ secure key management. In addition, the Solana ecosystem rapidly evolves, with frequent upgrades and protocol changes that may require significant adjustments to our operational setup if we are operating a validator node. The upgrades and protocol changes may require that we incur unanticipated costs and could cause temporary service disruptions to the Solana network. We may also need to employ third-party service providers in our operations, which may introduce risks outside of our control, including significant cybersecurity risks. Any of these operational risks could materially and adversely affect our ability to execute our SOL treasury strategy and may prevent us from realizing positive returns and could severely hurt our financial condition.

The concentration of our SOL holdings enhances the risks inherent in our Solana-focused strategy.

We have and intend to purchase SOL and increase our overall holdings of SOL in the future. The intended concentration of our SOL holdings limits the risk mitigation that we could achieve if we were to purchase a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our Solana-focused strategy. The price of SOL experienced a significant decline in 2022, and any similar future significant declines in the price of SOL could have a more pronounced impact on our financial condition than if we used our cash to purchase a more diverse portfolio of assets.

Solana is created and transmitted through the operations of the peer-to-peer Solana network, a decentralized network of computers running software following the Solana protocol. If the Solana network is disrupted or encounters any unanticipated difficulties, the value of SOL could be negatively impacted.

If the Solana network is disrupted or encounters any unanticipated difficulties, then the processing of transactions on the Solana network may be disrupted, which in turn may prevent us from depositing or withdrawing SOL from our accounts with our custodian or otherwise affecting SOL transactions. Such disruptions could include, for example: the insolvency, business failure, interruption, default, failure to perform, security breach, or other problems of participants, custodians, or others; the closing of SOL trading platforms due to fraud, failures, security breaches or otherwise; or network outages or congestion, power outages, or other problems or disruptions affecting the Solana network. In 2021 and 2022, the Solana network experienced performance degradation including liveness disruptions due to network congestion; although the Solana network has been upgraded to address those congestion issues, there is no assurance that future issues may not arise. The implementation of material network upgrades, such as the proposed Alpenglow consensus upgrade or the continued integration of the Firedancer validator client, could result in future degradation of performance. Any disruption of the Solana network could materially impact the operation of decentralized finance on the network, resulting in the inability of the Company to transfer or sell SOL, and the price of SOL.

SOL and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect the Company’s financial position, operations and prospects.

SOL and other digital assets, as well as applications on blockchain networks such as Solana, are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets and blockchain-based applications is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of SOL or other digital assets, or the ability of blockchain-based applications to operate.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of SOL or the ability of individuals or institutions such as us to own or transfer SOL and utilize blockchain-based applications on networks such as Solana. For example, the U.S. executive branch, the SEC, the European Union’s Markets in Crypto Assets Regulation, among others, have been active in recent years, and in the United Kingdom, the Financial Services and Markets Act 2023 became law. It is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC, Commodity Futures Trading Commission (“CFTC”), or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and SOL specifically. The consequences of increased regulation of digital assets and digital asset activities could adversely affect the market price of SOL and in turn adversely affect the market price of our common stock.

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Moreover, the risks of engaging in a digital asset treasury strategy are relatively novel and have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of SOL in particular, may also impact the price of SOL and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of the Solana network and SOL may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to SOL, institutional demand for SOL as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for SOL as a means of payment, and the availability and popularity of alternatives to SOL. Even if growth in SOL adoption occurs in the near or medium term, there is no assurance that SOL and Solana network usage will continue to grow over the long term.

Because SOL have no physical existence beyond the record of transactions on the Solana blockchain, a variety of technical factors related to the Solana blockchain could also impact the price of SOL. For example, malicious attacks by validators, inadequate validation and staking rewards to incentivize validating of Solana transactions, hard “forks” of the Solana blockchain into multiple blockchains, difficulties with upgrades to the Solana network (such as the proposed Alpenglow consensus upgrade or integration of the Firedancer validator client) and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the Solana blockchain and negatively affect the price of SOL. The liquidity of SOL may also be reduced and damage to the public perception of Solana may occur, if financial institutions were to deny or limit banking services to businesses that hold SOL, provide Solana-related services or accept SOL as payment, which could also decrease the price of SOL. Similarly, the open-source nature of the Solana blockchain means the contributors and developers of the Solana blockchain are generally not directly compensated for their contributions in maintaining and developing the blockchain, and any failure to properly monitor and upgrade the Solana blockchain could adversely affect the Solana blockchain and negatively affect the price of SOL.

The liquidity of SOL may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for SOL and other digital assets.

In connection with our SOL treasury strategy, we expect to interact with various smart contracts deployed on the Solana network, which may expose us to risks and technical vulnerabilities.

In connection with our SOL treasury strategy, including staking, liquid staking, and other decentralized finance activities, we expect to interact with various smart contracts deployed on the Solana network in order to optimize our strategy and generate income. Smart contracts are self-executing code that operate without human intervention once deployed. Although smart contracts are integral to the functionality of staking deposit contracts, liquid staking protocols, and decentralized finance applications, they are subject to many known risks such as technical vulnerabilities, coding errors, security flaws, and exploits. Any vulnerability in a smart contract we interact with could result in the loss or theft of SOL or other digital assets, which could have a materially adverse impact on our business. In addition, certain smart contracts are upgradable or subject to certain governance controls which could result in unforeseen code errors, asset or account freezing, or the loss of digital assets. A vulnerability in a smart contract could create an unintended and unforeseeable consequence that has adverse financial consequences, such as the loss of or inability to access funds. There is no assurance that the smart contracts we integrate with or rely upon will function as intended or remain secure. Exploitation of such vulnerabilities could have a material adverse effect on our business and financial condition.

Part of our future business strategy may include acquisitions and investments in companies with Solana-focused or blockchain strategies, and there are risks associated with the integration of any assets or operations acquired and our ability to manage those risks. In addition, we may be unable to make attractive acquisitions or successfully integrate acquired businesses, assets or properties, and any inability to do so may disrupt our business and hinder our ability to grow.

We intend to pursue a strategy focused on both SOL accumulation and future acquisitions. Accordingly, in the future we may make acquisitions of businesses or assets that we expect to complement or expand our current assets. However, we may not be able to identify attractive acquisition opportunities in the future. Even if we do identify attractive acquisition opportunities, we may not be able to complete the acquisition or do so on commercially acceptable terms. No assurance can be given that we will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets.

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The success of any acquisition will depend on our ability to integrate effectively the acquired business or asset into our existing operations. The process of integrating acquired businesses and assets may involve unforeseen difficulties and may require a disproportionate amount of our managerial and financial resources. The integration of acquisitions is a complex, costly and time-consuming process, and our management may face significant challenges in such process. Some of the factors affecting integration will be outside of our control, and any one of them could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue.

Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material and adverse effect on our financial condition and results of operations.

Additional ability to achieve the objectives of our business strategy depends in significant part on our ability to obtain equity and debt financing. If we are unable to obtain equity or debt financing on favorable terms or at all, we may not be able to successfully execute on our business strategy.

Certain of the Sponsors and their affiliates have been, and may continue to be, the subjects of legal and regulatory proceedings and investigations.

Certain of the Sponsors and their affiliates have been, and may continue to be, the subjects of legal and regulatory proceedings and investigations. For example, Galaxy Digital Inc. agreed to pay $200 million as part of an agreement with the New York Attorney General to resolve civil claims related to certain investments, trading, and public statements made in connection with the LUNA digital asset from late 2020 to 2022. Separately, Multicoin Capital Management, LLC and its managing partner Kyle Samani have been named as co-defendants along with Solana Labs in a putative class-action litigation related to the promotion and sale of SOL for which a motion to dismiss is pending. Certain of these matters have involved, among other things, allegations of improper marketing practices and misrepresentations, as well as unregistered securities offerings with respect to SOL and other digital assets. Any adverse outcome in these proceedings or other future litigation or regulatory inquiries could negatively affect public perception of the Sponsors, the Company, and Solana itself, which could constrain trading activity and suppress the price and liquidity of SOL. Any such development could materially and adversely affect the value of our digital asset treasury, the market price of our stock and our ability to execute on our digital asset treasury strategy.

Changes in regulatory interpretations could require us to register as a money services business or money transmitter, leading to increased compliance costs or operational shutdowns.

The regulatory regime for digital assets in the U.S. and elsewhere is uncertain. The Company may be unable to effectively react to proposed legislation and regulation of digital assets, which could adversely affect its business.

If regulatory changes or interpretations require us to register as a money services business with The Financial Crimes Enforcement Network (FinCEN) under the U.S. Bank Secrecy Act, or as a money transmitter under state laws, we may be subject to extensive regulatory requirements, resulting in significant compliance costs and operational burdens. In such a case, we may incur extraordinary expenses to meet these requirements or, alternatively, may determine that continued operations are not viable. If we decide to cease certain operations in response to new regulatory obligations, such actions could occur at a time that is unfavorable to investors.

Multiple states have implemented or proposed regulatory frameworks for digital asset businesses. Compliance with such state-specific regulations may increase costs or impact our business operations. Further, if we or our service providers are unable to comply with evolving federal or state regulations, we may be forced to dissolve or liquidate certain operations, which could materially impact our investors.

If any of the digital assets that we hold are classified as a security, we may be subject to extensive regulation, which could result in significant costs or force us to cease operations.

Regulatory changes or interpretations that classify digital assets that we hold as a security under the Securities Act of 1933, as amended, or the Investment Company Act, could require us to register and comply with additional regulations. Compliance with these requirements could impose extraordinary, non-recurring expenses on our business. If the costs and regulatory burdens become too great, we may be forced to modify or cease certain operations, which could be detrimental to our investors.

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The SEC has previously indicated that certain digital assets may be considered securities depending on their structure and use. Future developments could change the legal status of digital assets that we may hold, requiring us to comply with securities laws. If we fail to do so, we may be forced to discontinue some or all of our business activities, negatively impacting investments in our securities.

If the SEC or other regulators determine that digital assets that we may hold qualify as securities, we may be required to change our operations, wind down our operations, or register as an investment company under the Investment Company Act. This classification would subject us to additional periodic reporting, disclosure requirements, and regulatory compliance obligations, significantly increasing our operational costs. Compliance with the requirements of the Investment Company Act applicable to registered investment companies may make it difficult for us to continue our current operations, and this would materially and adversely affect our business, financial condition and results of operations. In addition, if SOL or another digital asset we hold were determined to constitute a security for purposes of the federal securities laws, we would likely take steps to reduce the percentage of SOL or such other digital assets that constitute investment assets under the Investment Company Act. These steps may include, among others, selling SOL that we might otherwise hold for the long term and deploying our cash in non-investment assets, and we may be forced to sell our SOL or other digital assets at unattractive prices, or cease our operations.

Although we do not currently engage in investing, reinvesting, or trading securities, and we do not hold ourselves out as an investment company, we could inadvertently be deemed one under the Investment Company Act. If we are unable to rely on an exclusion, we would be required to register with the SEC, which could impose additional financial and regulatory burdens.

Further, state regulators may conclude that the digital assets we hold are securities under state laws, requiring us to comply with state-specific securities regulations. States like California have stricter definitions of “investment contracts” than the SEC, increasing the risk of additional regulatory scrutiny.

The classification of digital assets that we hold as a commodity could subject us to additional CFTC regulation, resulting in significant compliance costs or the cessation of certain operations.

Under current interpretations, SOL are classified as a commodity under the Commodity Exchange Act and are subject to regulation by the CFTC. If our activities require CFTC registration, we may be required to comply with extensive regulatory obligations, which could result in significant costs and operational disruptions. Additionally, current and future legislative or regulatory developments, including new CFTC interpretations, could further impact how SOL and SOL derivatives are classified and traded.

If SOL are further regulated as a commodity, we may be required to register as a commodity pool operator and register the Company as a commodity pool with the CFTC through the National Futures Association. Compliance with these additional regulatory requirements could result in substantial, non-recurring expenses, adversely affecting an investment in our securities. If we determine not to comply with such regulations, we may be forced to cease certain operations, which could negatively impact our investors.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, exchange-traded funds (ETFs) and their management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of our changes to our digital asset strategy, our use of leverage, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers.

Due to the unregulated nature and lack of transparency surrounding the operations of many digital asset trading venues, digital asset trading venues experience greater risk of fraud, market manipulation and other deceptive marketing practices, as well as security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in digital asset trading venues and adversely affect the value of digital assets, and the Company’s financial position, operations and prospects.

Digital asset trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many digital asset trading venues that do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in digital asset trading venues, including prominent exchanges that handle a significant volume of such trading and/or are subject to regulatory oversight, in the event one or more digital asset trading venues cease or pause for a prolonged period the trading of digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

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Negative perception, a lack of stability in the broader digital asset markets and the closure, temporary shutdown or operational disruption of digital asset trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the digital asset ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in digital assets and the broader digital asset ecosystem and greater volatility in the price of digital assets. The price of our listed securities may be affected by the value of our future digital asset holdings, and the failure of a major participant in the ecosystem could have a material adverse effect on the market price of our listed securities.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our proposed holdings of digital assets. Accordingly, it may be difficult to evaluate the Company’s business and future prospects, and the Company may not be able to achieve or maintain profitability in any given period.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future from holding or selling digital assets. The price of digital assets generally has historically been subject to dramatic price fluctuations and is highly volatile. We will need to perform an analysis each quarter to identify whether events or changes in circumstances indicate that our digital assets are impaired. As a result, volatility in our earnings may be significantly more than what we experienced in prior periods.

Digital asset holdings are less liquid than cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the digital asset market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, concerns regarding pseudonymity of digital asset addresses, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our digital assets at favorable prices or at all. As a result, digital asset holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, digital assets we hold with our custodians and transact with our trade execution partners do not enjoy the same protections or insurance as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered digital assets or otherwise generate funds using our digital asset holdings, including in particular during times of market instability or when the price of digital assets has declined significantly. If we are unable to sell our digital assets, enter into additional capital raising transactions, including capital raising transactions using SOL as collateral, or otherwise generate funds using our SOL holdings, or if we are forced to sell our digital assets at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

The availability of spot ETPs for SOL and other digital assets may adversely affect the market price of our listed securities.

Although bitcoin, SOL and other digital assets have experienced a surge of investor attention since bitcoin was developed in 2008, until recently investors in the United States had limited means to gain direct exposure to SOL through traditional investment channels, and instead generally were only able to hold SOL through “hosted” wallets provided by digital asset service providers or through “unhosted” wallets that expose the investor to risks associated with loss or hacking of their private keys. Given the relative novelty of digital assets, general lack of familiarity with the processes needed to hold SOL directly, as well as the potential reluctance of financial planners and advisers to recommend direct SOL holdings to their retail customers because of the manner in which such holdings are custodied, some investors have sought exposure to bitcoin, SOL and other digital assets through investment vehicles that hold bitcoin, SOL and other digital assets and issue shares representing fractional undivided interests in their underlying digital asset holdings. These vehicles, which were previously offered only to “accredited investors” on a private placement basis, have in the past traded at substantial premiums (and sometimes discounts) to net asset value, possibly due to the relative scarcity of traditional investment vehicles providing investment exposure to digital assets.

On January 10, 2024, the SEC approved the listing and trading of spot bitcoin exchange-traded products (“ETPs”), the shares of which can be sold in public offerings and are traded on U.S. national securities exchanges. The approved ETPs commenced trading directly to the public on January 11, 2024, with a trading volume of $4.6 billion on the first trading day. The SEC has not yet approved the listing of spot SOL ETPs, but is expected to consider such applications by October 2025. To the extent investors view our common stock as providing exposure to SOL, it is possible that the value of our common stock may also include a premium over the value of our SOL due to the prior scarcity of traditional investment vehicles providing investment exposure to SOL and other digital assets, and that the value of our common stock may decline due to investors having a greater range of options to gain exposure to SOL if SOL ETPs are approved and investors choosing to gain such exposure through ETPs rather than our common stock. The listing and trading of spot ETPs for SOL or other digital assets offers investors another alternative to gain exposure to digital assets, which could result in a decline in the trading price of SOL as well as a decline in the value of our common stock relative to the value of our SOL.

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Although we are an operating company, and we believe we offer a different value proposition than a SOL investment vehicle such as a spot SOL ETP, investors may nevertheless view our common stock as an alternative to an investment in an ETP and choose to purchase shares of a spot SOL ETP instead of our common stock. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to SOL that is generally not subject to federal income tax at the entity level as we are, or the other risk factors applicable to an operating business, such as ours. Additionally, unlike spot SOL ETPs, we (i) do not seek for our shares of common stock to track the value of the underlying SOL we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, including Regulation M, and other securities laws, which enable ETPs to continuously align the value of their shares to the price of the underlying assets they hold through share creation and redemption, (iii) are a Delaware corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, and (iv) are not required to provide daily transparency as to our SOL holdings or our daily net asset value. Furthermore, recommendations by broker-dealers to buy, hold, or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to our common stock. Based on how we are viewed in the market relative to ETPs, and other vehicles which offer economic exposure to SOL, such as SOL futures exchange-traded funds (“ETFs”), leveraged SOL futures ETFs, and similar vehicles offered on international exchanges, any premium or discount in our common stock relative to the value of our SOL holdings may increase or decrease in different market conditions.

As a result of the foregoing factors, the availability of spot ETPs for bitcoin, SOL and other digital assets could have a material adverse effect on the market price of our listed securities.

Digital asset lending arrangements may expose us to risks of borrower default, operational failures and cybersecurity threats.

Although we are not initially planning to lend SOL to counterparties, from time to time, we may generate income through lending digital assets, which carries significant risks. The volatility of such digital assets increases the likelihood that borrowers may default due to market downturns, liquidity crises, fraud or other financial distress. These lending transactions may be unsecured and so may be subordinated to the secured debt of the borrower. If a borrower becomes insolvent, we may be unable to recover the loaned SOL, leading to substantial financial losses.

Additionally, digital asset lending platforms are vulnerable to operational and cybersecurity risks. Technical failures, software bugs or system outages could disrupt lending activities, delay transactions or result in inaccurate record-keeping. Cybersecurity threats, including hacking, phishing and other malicious attacks, pose further risks, potentially leading to the loss, theft or misappropriation of our loaned SOL. A successful cyberattack or security breach could materially and adversely impact our financial position, reputation and ability to conduct future lending activities.

Decentralized finance arrangements may expose us to risks of smart contract risk, operational failures and cybersecurity threats.

From time to time, we may generate income through the use of digital assets including SOL or stablecoins in decentralized protocols including decentralized finance (“DeFi”) applications. DeFi applications include over-collateralized borrow-lend vaults, token-exchange pools, and other financial or commercial arrangements. Although these protocols are largely designed to limit counterparty risk in transactions, they introduce novel risks relating to software code bugs, liquidation risks, and governance risks that are designed to operate in decentralized environments but can be subject to failures or exploits. In addition: (a) network congestion or downtime can increase the likelihood of asset loss or liquidation; (b) the volatility of digital assets deployed into DeFi applications may increase the likelihood of liquidation due to market downturns, liquidity crises, governance attacks or other exploits, leading to substantial financial losses; (c) the uncertainty in the accounting treatment of certain DeFi applications; (d) DeFi applications generally operate on a user-to-protocol basis where a user of a DeFi application does not know the identity of other parties utilizing the DeFi application; and (e) the use of monitoring and forensics software to mitigate risks of engaging in DeFi application may not prevent engaging in DeFi pools that are also used by bad actors.

The reliance on open-source code by digital asset networks exposes us to risks related to competitive networks and products built on such code, the failure of individuals to maintain that code, and discovery of security vulnerabilities that could threaten the ability of such networks to operate.

Digital asset networks are open-source projects and, although there may be an influential group of leaders in the network community, generally there is no official developer or group of developers that formally controls the digital asset network. Without guaranteed financial incentives, there may be insufficient resources to address emerging issues, upgrade security or implement necessary improvements to the network in a timely manner. If the digital asset network’s software is not properly maintained or developed, it could become vulnerable to security threats, operational inefficiencies and reduced trust, all of which could negatively impact the digital assets’ long-term viability and our business.

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The lack of legal recourse and insurance for digital assets increases the risk of total loss in the event of theft or destruction.

Digital assets that we acquire will not be insured against theft, loss or destruction. If an event occurs where we lose our digital assets, whether due to cyberattacks, fraud or other malicious activities, we may not have any viable legal recourse or ability to recover the lost assets. Unlike funds held in insured banking institutions, our digital assets are not protected by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. If our digital assets are lost under circumstances that render another party liable, there is no guarantee that the responsible party will have the financial resources to compensate us. As a result, we and our stockholders could face significant financial losses.

The Company will face risks relating to the custody of its digital assets. If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our private keys, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our digital assets and our financial condition and results of operations could be materially adversely affected.

We expect our primary counterparty risk with respect to our SOL will be custodian performance obligations under the custody arrangements we enter into. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, SEC enforcement actions against other providers, or placement into receivership or civil fraud lawsuit against digital asset industry participants have highlighted the perceived and actual counterparty risk applicable to digital asset ownership and trading. Legal precedent created in these bankruptcies and other proceedings may increase the risk of future rulings adverse to our interests in the event one or more of our custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings.

While our custodians will be subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that our custodially held SOL will not become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if we pursue any strategies to create income streams or otherwise generate funds using our SOL holdings, we would become subject to additional counterparty risks. We will need to carefully evaluate market conditions, including price volatility as well as service provider terms and market reputations and performance, among others, prior to implementing any such strategy, all of which could affect our ability to successfully implement and execute on any such future strategy. These risks, along with any significant non-performance by counterparties, including in particular the custodian or custodians with which we will custody substantially all of our SOL, could have a material adverse effect on our business, prospects, financial condition, and operating results.

We face risks relating to the use of third-party trading platforms in connection with our Solana-focused strategy.

We intend to use third-party trading platforms, which we believe are reputable, as well as reputable over-the-counter brokers to purchase SOL for our treasury. As part of our process in determining transactions with third-party exchanges, we search for reputable exchanges that have industry standard policies and procedures in place regarding data security and customer diligence related to anti-money laundering, Office of Foreign Assets Control and know-your client rules and regulations. If any of these third-party exchanges no longer meet our standards or if there is a decrease in reputable third-party exchanges, we may need to find additional counterparties and enter into additional agreements that could be on less favorable terms, which could have a material adverse effect on our business, financial condition or the results of our operations.

The irreversibility of digital asset transactions exposes us to risks of theft, loss and human error, which could negatively impact our business.

Digital asset transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on that digital asset network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of digital assets or a theft of digital assets generally will not be reversible, and we may not be capable of seeking compensation for any such transfer or theft.

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Although we plan to regularly transfer digital assets to or from vendors, consultants and services providers, it is possible that, through computer or human error, or through theft or criminal action, such assets could be transferred in incorrect amounts or to unauthorized third parties.

To the extent we are unable to seek a corrective transaction to identify the third party which has received our digital assets through error or theft, we will be unable to revert or otherwise recover the impacted digital assets, and any such loss could adversely affect our business, results of operations and financial condition.

We will be subject to significant competition in the growing digital asset industry and the Company’s business, operating results, and financial condition may be adversely affected if the Company is unable to compete effectively.

Following the launch of the Company’s proposed digital asset treasury strategy, the Company will operate in a competitive environment and will compete against other companies and other entities with similar strategies, including companies with significant holdings in SOL and other digital assets, and the Company’s business, operating results, and financial condition may be adversely affected if the Company is unable to compete effectively.

Solana faces unique technical, governance and concentration risks that could materially affect its long-term viability.

Solana is a high-throughput Layer 1 blockchain with architectural features that differ significantly from other blockchains, such as Ethereum. While these features allow for rapid processing of transactions, they introduce risks that could adversely impact the value of SOL and the stability of the Solana network. Historically, Solana has suffered network outages, slow operations and validator coordination failures. If such challenges were to persist, the confidence of the Solana development community and its users will be adversely affected, which could cause a rapid decline in the value of SOL. In addition, Solana’s consensus mechanism (Proof of History combined with Proof of Stake) is novel and relatively untested at a large scale over time. Structural flaws could emerge that require a fork, which may have an adverse impact on the Solana network and our holdings.

Solana validators are relatively small in number, compared to some other leading blockchains, which may lead to coordinated censorship.

Solana has fewer validators than certain other blockchains but has a high Nakamoto coefficient, which refers to the minimum number of validators or node operators that need to cooperate to take over a blockchain network. In contrast, Ethereum has a higher number of validators. In theory, a malicious actor might more easily be able to gain control of a network with fewer validators. Such control of the network could allow a malicious actor to censor transactions, reverse transactions (double-spending), or manipulate block validations.

Solana is subject to technological obsolescence, including competition from emerging blockchain and artificial intelligence protocols.

The digital asset ecosystem is characterized by rapid technological innovation, short development cycles, and intense competition among blockchains and related infrastructure providers. Solana faces intense competition among existing protocols, such as Aptos, Hyperliquid, Sei and Sui, the Ethereum Layer 2 blockchains such as Base, and new entrants that are currently being developed. Competitors may in the future offer superior scalability, security, interoperability, decentralization, programmability and adoption, and may attract developers away from the Solana ecosystem. Advancements in AI and blockchain technology are likely to accelerate the development of such protocols, including the development of additional networks that natively integrate AI into consensus mechanisms and other core features. If Solana is unable to evolve to address such increased competition or if market participants believe that Solana’s core technology stack is outdated or less attractive compared with other blockchain networks, Solana may be considered technologically obsolete by the next generation of protocols. The decline in the Solana network would materially impact the market value of SOL and adversely affect the value of our SOL treasury holdings and our stock price.

The Company may be subject to additional tax liability if regulation or policy changes adversely affect the tax treatment of rewards from staking SOL.

The U.S. federal income tax treatment of rewards from staking digital assets such as SOL or utilizing liquid staking tokens remains uncertain and is currently the subject of debate and regulatory attention. Under current guidance by the Internal Revenue Service (“IRS”), staking rewards and transaction fees may be treated as ordinary income upon receipt, although additional guidance is expected pursuant to the President’s Working Group July 2025 report “Strengthening American Leadership in Digital Financial Technology.” If regulation or policy changes, or the interpretation or enforcement thereof, results in adverse tax treatment of rewards from staking SOL, we could be subject to increased audits by the IRS and additional tax liabilities.

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The Solana blockchain experiences a high number of “spam” transactions which can cause periods of congestion or outages or make it difficult for users to have their transactions processed.

Solana’s high throughput and lower transaction fees compared to other blockchains have made it an attractive target for large volumes of low-value or “spam” transactions, which are often generated by automated bots or malicious actors seeking to exploit the network’s resources. These spam transactions can congest the network, delay or prevent the processing of legitimate transactions, and in some cases, cause partial or complete performance degradation for the blockchain. During periods of high congestion, users may experience significant delays, increased transaction fees, or failed transactions, which can erode confidence in the network and reduce its utility for both users and developers. In addition, repeated or prolonged network disruptions may discourage new projects from building on Solana, limit the adoption of decentralized applications, and negatively impact the value of SOL. The Solana development team and community have implemented, and may in the future implement additional, technical upgrades or other measures to address these issues, but there can be no assurance that such efforts will be successful or sufficient to prevent future disruptions.

A high percentage of Solana validators rely on software provided by Jito Labs, a third party unaffiliated with Solana Labs. If Jito Labs were to stop maintaining such software or if such software failed to function properly, it could have an adverse effect on the Solana blockchain and value of SOL.

A significant portion of Solana validators utilize software developed and maintained by Jito Labs, an independent third party that is not affiliated with Solana Labs or the Solana Foundation. This reliance on third-party software introduces additional operational and security risks to the Solana network. If Jito Labs were to discontinue support for its software, experience operational difficulties, or if the software were to contain critical bugs, vulnerabilities, or backdoors, the performance and security of the Solana network could be compromised. For example, a failure or exploit in the Jito Labs software could result in network instability, validator downtime or other adverse outcomes. The software offered by Jito Labs has also reduced the impact of “spam” transactions on the Solana blockchain. If Jito Labs were to stop offering or supporting its software, there could be a far greater impact of “spam” transactions on the Solana network which could congest the network, delay or prevent the processing of legitimate transactions, and in some cases, cause partial or complete outages of the blockchain. Any such events could materially and negatively affect the value of SOL, reduce confidence in the network, and impair the ability of the Company to realize the expected benefits of its investment in SOL.

A cyberattack or other malicious attack on the Solana blockchain could have a material impact on the value of SOL held by the Company.

Solana and other digital assets and the entities that provide services to participants in blockchain ecosystems have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

•	a partial or total loss of our digital assets in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our digital assets;

•	harm to our reputation and brand;

•	improper disclosure of data and violations of applicable data privacy and other laws; or

•	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Solana ecosystem or in the use of the Solana network to conduct financial transactions, which could negatively impact us.

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Attacks upon systems across a variety of industries, including industries related to Solana, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia and Israel conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the Solana industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of SOL and adversely affect the Company’s securities.

Following the launch of the Company’s proposed digital asset treasury strategy, as a result of our Solana strategy, we expect our assets to be concentrated in SOL holdings. Accordingly, the emergence or growth of digital assets other than SOL, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, may have a material adverse effect on our financial condition. As of June 30, 2025, Solana was the fifth largest digital asset by market capitalization, excluding stablecoins. However, there are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms. If the mechanisms or network effects on alternative blockchain platforms are perceived as superior to the Solana network, those digital assets could gain market share relative to Solana.

Many of the blockchain applications on large blockchain networks involve the use of “stablecoins,” which are designed to maintain a constant price related to or based on some other asset or traditional currency because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. In July 2025, the U.S. President signed into law the “GENIUS Act,” which establishes a federal framework for “payment stablecoins,” treating them as payment systems, not securities, and mandating fiat-backed reserves, monthly disclosures, anti-money laundering safeguards, and similar measures. Stablecoins have grown rapidly as a medium of exchange and store of value, particularly on digital asset trading platforms, and their use as an alternative to digital assets such as bitcoin and SOL could expand further as rules are promulgated under the GENIUS Act. As of June 30, 2025, two of the seven largest digital assets by market capitalization were U.S. dollar-pegged stablecoins. Stablecoins are an important aspect of blockchain networks such as Solana and if other blockchains are deemed more attractive than Solana for the use of stablecoins, that may impact the usefulness of the Solana network and Solana-based blockchain applications, and therefore the value of SOL.

If we lose key personnel, if we fail to recruit additional highly skilled personnel, or if we lose the services of our Asset Manager, our ability to operate and manage our digital asset treasury strategy will be impaired.

Our ability to operate and manage our digital asset treasury strategy depends upon our ability to attract and retain highly qualified personnel, including our newly appointed Chairman, Kyle Samani, members of our executive team, or other key personnel. In addition, we rely heavily on the services of our Asset Manager for the management of our digital asset treasury and for strategic guidance relating to our business, operations, growth initiatives and industry trends in the crypto technology sector. The loss of the services of any of our executive officers, key employees, or the Asset Manager, or our inability to find suitable replacements, could result in significant disruptions to our operations and management of our digital assets.

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USE OF PROCEEDS

Unless we specify otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities by us to provide additional funds for working capital, and other general corporate purposes. Any specific allocation of the net proceeds of an offering of securities will be determined at the time of such offering and will be described in the accompanying supplement to this prospectus.

We will not receive any proceeds from the sale of securities by the selling security holders offered by any prospectus supplement.

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DIVIDEND POLICY

We do not expect to pay any cash dividends to our stockholders in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend on a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law, and other factors our board of directors deems relevant.

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SELLING SECURITY HOLDERS

This prospectus also relates to the possible resale by certain of our selling security holders, who we refer to in this prospectus as the “selling security holders,” of securities. One or more selling security holders to be identified by prospectus supplement or post-effective amendment may sell, under this prospectus and any applicable supplements, securities issued or to be issued to them by us. The selling security holders shall not sell any securities pursuant to this prospectus until we have identified such selling security holders and the securities being offered for resale by such selling security holders as described above. However, the selling security holders may sell or transfer all or a portion of their securities pursuant to any available exemption from the registration requirements of the Securities Act.

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DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 300,000,000 shares of common stock, par value $0.01 per share, and 4,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

We are authorized to issue 300,000,000 shares of common stock, par value $0.01 per share. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities and there are no redemption provisions applicable to our common stock.

The holders of common stock are entitled to any dividends that may be declared by the Board out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

As of September 16, 2025, we had 85,067,662 shares of common stock outstanding. In addition, as of that date, there were approximately 27,658,436 shares underlying our outstanding warrants and stock options.

Preferred Stock

We are authorized to issue 4,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board.

At the date of this prospectus, 100,000 shares have been designated as Series A Participating Preferred Stock (“Series A Preferred”) and there are no shares of Series A Preferred outstanding.

As of the date of this prospectus, 6,700 shares have been designated as Series A-1 Preferred Stock and there are no shares outstanding.

As of the date of this prospectus, 1,000,000 shares have been designated Series B preferred stock and there are no shares outstanding.

Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further authorization of our stockholders unless such authorization is required by applicable law, or the rules of any securities exchange or market on which our stock is then listed or admitted or trading.

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of the Company. For a description of how future issuances of our preferred stock could affect the rights of our stockholders, see “Certain Provisions of New York Law and of Our Charter and Bylaws—Certificate of Incorporation and Bylaws,” below.

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. Such prospectus supplement will include:

•	the title and stated or par value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

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•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any voting rights of the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

•	if appropriate, a discussion of federal income tax consequences applicable to the preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

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DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.

The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

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DESCRIPTION OF THE WARRANTS

We may issue warrants for the purchase of common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. Set forth below is a brief summary of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be described in the applicable prospectus supplement.

The following descriptions, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the SEC in connection with any offering of warrants.

General

The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price of the warrants, if any;

•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•	the aggregate number of the warrants;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the terms of the security that may be purchased upon exercise of the warrants;

•	anti-dilution provisions of the warrants, including adjustments for stock splits, combinations, reclassifications, reorganizations, mergers, consolidations, sales of assets, or similar events;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

Exercise of warrants

Each warrant will entitle the holder of the warrant to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders may exercise warrants at any time up to 5:00 p.m. Eastern Time on the expiration date set forth in the applicable prospectus supplement, unless otherwise specified in the warrant agreement. After the close of business on the expiration date, unexercised warrants will automatically expire and become void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

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DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock or shares of our preferred stock. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the number and terms of each share of common stock or preferred stock which may be purchased per each subscription right;

•	the exercise price payable for each share of common stock or preferred stock upon the exercise of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

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DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock or shares of our preferred stock at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

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DESCRIPTION OF THE UNITS

We may issue units comprised of one or more of the other securities described in this prospectus or any prospectus supplement in any combination. Each unit will be issued so that the holder of the unit will automatically become the holder of each security included in the unit, with all associated rights and obligations of such securities. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any times before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

•	the designation and the terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any unit agreement under which the units will be issued;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

Transfer Agent

We have appointed Equity Stock Transfer, LLC as our stock transfer agent. The transfer agent’s address is 237 W 37th St. Suite 602, New York, NY 10018.

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CERTAIN PROVISIONS OF NEW YORK LAW AND OF OUR CHARTER AND BYLAWS

Anti-Takeover Effects of New York Law

Section 912 of the New York Business Corporation Law (the “NYBCL”) prohibits a business combination, such as a merger, consolidation, recapitalization, asset sale or disposition of stock, with any “interested shareholder” for a period of five years from the date that the interested shareholder first became an interested shareholder unless:

•	the business combination, or the acquisition of stock that resulted in the interested shareholder first becoming an interested shareholder, was approved by the Board prior to the interested shareholder becoming an interested shareholder;

•	the business combination is approved by the disinterested shareholders at a meeting of Forward’s shareholders called no earlier than five years after the date that the interested shareholder first became an interested shareholder; or

•	the business combination meets certain “fair price” valuation requirements.

An “interested shareholder” is any person that is the beneficial owner of 20% or more of the outstanding voting stock of Forward or is an affiliate or associate of Forward that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock of Forward. The definition of “combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other shareholders.

The effect of New York’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if they cannot obtain the approval of our Board or shareholders.

In addition, under New York law (a) directors may be removed for cause by vote of the shareholders, and (b) directors may be removed without cause by vote of the shareholders only if specifically authorized by the Certificate of Incorporation or Bylaws. Further, removal of directors with or without cause is subject to: (1) if a corporation has cumulative voting, no director may be removed when the votes cast against such director’s removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast and the entire Board, or class of directors of which he is a member, were then being elected; and (2) when, pursuant to the certificate of incorporation, the holders of any class of shares are entitled to elect one or more directors, any director so elected may be removed only by the vote of the holders of such class. Any such removal requires the affirmative vote of stockholders representing not less than two-thirds of the voting power of the shares entitled to vote.

Certificate of Incorporation and Bylaws

Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Certificate of Incorporation and Bylaws:

•	permit our Board to issue up to 4,000,000 shares of preferred stock, without further stockholder approval, with such rights, preferences and privileges as our Board may designate in accordance with applicable law, including rights relating to acquisitions or changes in control;

•	provide that the authorized number of directors may be changed only by a resolution adopted by the Board;

•	provide that, for interim periods before the next meeting of the stockholders held for the election of directors, all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should choose);

•	provide that special meetings of stockholders may be called only by the President, the Chairman of the Board, by the Board of Directors pursuant to a resolution adopted by the majority of the “entire board” (as defined in the Bylaws), or Qualified Shareholders (as defined in the Bylaws) holding at least 30% of all votes entitled to be cast on any issue proposed to be considered at the special meeting;

•	provide advance notice provisions applicable to a stockholder who wishes to nominate a director or propose other business to be considered at a stockholders’ meeting.

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PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers; or

•	through a combination of any of these methods.

In addition, we or the selling securityholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or the selling securityholders or others to settle such sales and may use securities received from us to close out any related short positions. We or the selling securityholders may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

We or the selling securityholders will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	Our Annual Report on Form 10-K for the year ended September 30, 2024 filed with the SEC on December 27, 2024, and amended on Form 10-K/A on January 17, 2025;

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2024, March 31, 2025, and June 30, 2025 filed with the SEC on February 13, 2025, May 14, 2025, and August 14, 2025, respectively;

•	Our Current Reports on Form 8-K (including 8-K/A) filed with the SEC on October 4, 2024, October 18, 2024, November 1, 2024, November 18, 2024, December 13, 2024, December 23, 2024, February 3, 2025, February 13, 2025, February 27, 2025, March 17, 2025, March 24, 2025, March 31, 2025, March 31, 2025, April 2, 2025, May 1, 2025, May 8, 2025, May 22, 2025, May 23, 2025, and June 4, 2025, June 18, 2025, July 25, 2025, August 11, 2025, August 12, 2025, September 8, 2025, September 11, 2025, September 12, 2025, September 15, 2025 and September 16, 2025 (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits relating to such information, which is neither filed nor incorporated by reference herein); and

•	The description of our securities contained in our Registration Statement (File No. 001-34780) on Form 8-A filed with the SEC on April 26, 2013, and any amendments and reports filed for the purpose of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K filed with the SEC on December 27, 2019.

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All reports and other documents that we subsequently file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and any prospectus supplement and (2) the date we stop offering securities pursuant to this prospectus and any prospectus supplement, will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of filing of such reports and documents. The information contained on our website (www.forwardindustries.com) is not incorporated into this prospectus.

You should not assume that the information in this prospectus, the prospectus supplement, any applicable pricing supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost, by writing or calling us at the following address or telephone number:

Forward Industries, Inc.
700 Veterans Memorial Highway, Suite 100
Hauppauge, New York 11788
(631) 547-3055

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Nason, Yeager, Gerson, Harris & Fumero, P.A., Palm Beach Gardens, Florida. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers, or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of Forward Industries, Inc. and Subsidiaries for the years ended September 30, 2024 and 2023, have been audited by CohnReznick LLP, independent registered public accounting firm, as set forth in their report thereon appearing in Forward Industries, Inc. and Subsidiaries’ Annual report on Form 10-K for the year ended September 30, 2024, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on Forward Industries, Inc. and Subsidiaries’ ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.

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3,178,391 Shares

PROSPECTUS SUPPLEMENT

The date of this prospectus supplement is November 10, 2025